UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

August 15, 2011 (May 11, 2011)
Date of report (Date of earliest event reported)

VistaGen Therapeutics, Inc.
 (Exact name of Company as specified in its charter)

Nevada	000-54014	20-5093315
(State or other jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

384 Oyster Point Boulevard, No. 8 South San Francisco, California	94080
(Address of principal executive offices)	(Zip Code)

Company’s telephone number, including area code: (650) 244-9997

Excaliber Enterprises, Ltd.
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Company under any of the following provisions (see General Instruction A.2. below):

	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

On May 11, 2011, Excaliber Enterprises, Ltd. (“Excaliber”) acquired VistaGen Therapeutics, Inc. (“VistaGen”). The shareholders of VistaGen exchanged all of their stock in VistaGen for 6,836,452 shares of the common stock of Excaliber, constituting approximately 90% of the outstanding shares of Excaliber (the “Merger”).  Excaliber reported the Merger in a current report on Form 8-K filed with the Securities and Exchange Commission (“SEC”) on May 16, 2011 (“Original Report”).  Excaliber amended the Original Report on June 8, 2011 (“Amended Report”).  As a result of the Merger, the business of VistaGen became the business of Excaliber.

Excaliber adopted VistaGen’s fiscal year-end of March 31, with VistaGen as the accounting acquirer, and, subsequent to its filing of the Amended Report, formally changed its name to "VistaGen Therapeutics, Inc."

This second amendment to the Original Report is intended to prevent a lapse in reporting by providing information required by VistaGen as the accounting acquirer, including its audited financial statements for the fiscal year ended March 31, 2011, as set forth in Section 12240.4 of the SEC's Division of Corporate Finance Financial Reporting Manual.  Accordingly, this report on Form 8-K/A should be read in conjunction with the Original Report, the Amended Report and VistaGen’s SEC filings subsequent to such reports.

ITEM 2.01  COMPLETION OF ACQUISITION OR DISPOSITION OF ASSETS

Reference is made to the Original Report and the Amended Report for more information concerning our business, management and principal shareholders.

ITEM 9.01   FINANCIAL STATEMENTS AND EXHIBITS

You should read the following discussion of our financial operations overview, results of operations, and liquidity and capital resources together with our consolidated financial statements and related notes appearing elsewhere in this report. In addition to historical information, the following discussion contains forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, estimates, expectations, beliefs and intentions. The cautionary statements made under the heading "Forward-Looking Statements" in the Amended Report should be read as applying to all related forward-looking statements wherever they appear in the Amended Report and in this report.  Our actual results could differ materially from those discussed in the Amended Report and in this report. Factors that could cause or contribute to these differences include those discussed in the Amended Report and in this report.

Overview

After the Merger:

●	Shawn K. Singh, J.D., Jon S. Saxe, H. Ralph Snodgrass, Ph.D., Gregory A. Bonfiglio, J.D. and Brian J. Underdown, Ph.D. were appointed as directors of Excaliber,

●	Stephanie Y. Jones and Matthew L. Jones resigned as officers and directors of Excaliber,

●	The following persons were appointed as officers of Excaliber:

	Name	Position
	Shawn K. Singh, J.D. H. Ralph Snodgrass, Ph.D. A. Franklin Rice, MBA	Chief Executive Officer President, Chief Scientific Officer Chief Financial Officer and Secretary

●	Excaliber's directors approved a two-for-one (2:1) forward stock split of Excaliber's common stock; and

●	Excaliber changed its name to "VistaGen Therapeutics, Inc."

This financial operations overview and discussion and analysis of results of operations is focused on the current and historical operations of VistaGen (hereafter, "VistaGen", "we", "us", and "our"), and excludes the prior operations of Excaliber.

We are a biotechnology company applying proprietary human pluripotent stem cell technology for drug rescue and cell therapy. Our stem cell technology platform, Human Clinical Trials in a Test Tube™, is based on directed differentiation (development) of stem cells into multiple types of mature cells. With mature heart cells produced from stem cells, we have developed CardioSafe 3D™, a 3D bioassay (screening) system. We believe CardioSafe 3D™ is capable of predicting the cardiac effects, both toxic and non-toxic, of small molecule drug candidates before they are tested in humans. Our immediate goal is to leverage CardioSafe 3D™ to generate and monetize a pipeline of small molecule drug candidates through drug rescue collaborations. We intend to expand our drug rescue capabilities by introducing LiverSafe 3D™, a human liver cell-based toxicity and metabolism screening assay system.  In parallel with our drug rescue activities, we intend to advance preclinical development of large market stem cell therapy programs focused on heart, liver and cartilage repair, as well as next-generation bone marrow transplantation. Each of these cell therapy programs is based on the proprietary differentiation and production capabilities of our Human Clinical Trials in a Test Tube™ platform.

Financial Operations Overview

Sources of Revenue

To date, we have derived our revenue primarily from research grants from governmental entities, such as the California Institute of Regenerative Medicine ("CIRM") and the United States National Institutes of Health ("NIH"), collaborations with pharmaceutical companies, and technology license fees.

Our revenue in the past two fiscal years has consisted primarily of CIRM grant funding for stem cell research and NIH grant funding for development of AV-101, our small molecule drug candidate currently in Phase 1 clinical development for treatment of neuropathic pain and other neurological disorders.

Operating Expenses

Research and Development.  A substantial portion of our operating expenses to date have been for research and development activities. Internal research and development expenses consist primarily of costs for scientific personnel, including salaries and benefits, regulatory and development activities conducted by third parties, preclinical studies, clinical studies, materials and supplies and allocations of other research and development-related costs. External research and development expenses include fees paid to other entities that provide certain materials for use in our research and development activities and that conduct certain research and development activities on our behalf. Also included in research and development expenses are the legal and other costs associated with acquiring and protecting our intellectual property rights. All research and development costs are expensed as they are incurred. We anticipate that research and development expenses will continue to increase as we seek to further enhance our stem cell technology platform, expand our intellectual property portfolio, explore new applications of our technologies, and pursue drug rescue pipeline opportunities.

General and Administrative.  General and administrative expenses consist primarily of salaries and related costs for personnel in executive, finance, business development, regulatory, quality assurance, human resources, investor relations and information technology, as well as consulting costs, legal fees and accounting fees. Other general and administrative expenses include facility expenses not otherwise included in research and development expenses and share-based compensation. We anticipate that our general and administrative expenses will increase as we expand our accounting staff, add infrastructure, and incur additional costs related to operating as a public company, including directors’ and officers’ insurance, investor relations programs, increased director fees, increased professional fees, and share-based compensation expenses.

Inflation.  Inflation and price changes do not have a material impact on our operating expenses.

This report on Form 8-K/A should be read in conjunction with the Original Report and the Amended Report.  Among other things, the Amended Report contains a description of our critical accounting policies and estimates.

Results of Operations

The following table sets forth a summary of our results of operations for the periods indicated:

(in thousands, except net loss	Fiscal Years Ended March 31,
per share data)	2011	2010

Revenues:
Grant revenue	$2,071	$2,169
Other revenue	—	38
Total revenues	2,071	2,207
Operating expenses:
Research and development	3,678	2,519
General and administrative	4,958	2,481
Total operating expenses	8,636	5,000
Loss from operations	(6,565)	(2,793)
Other expenses, net:
Interest expense, net	(3,120)	(1,182)
Change in put and note extension option and warrant liabilities	204	(148)
Loss before income taxes	(9,481)	(4,123)
Income taxes	(1)	(2)
Net loss	$(9,482)	$(4,125)
Basic and diluted net loss per common share	$(2.58)	$(1.53)
Weighted average shares used in computing basic and diluted net loss per common share	3,672	2,697

See Note 3 to our consolidated financial statements included elsewhere in this report for an explanation of the determination of the number of shares used in computing per share data.

Comparison of Years Ended March 31, 2011 and 2010

Revenues. Revenues were $2.1 million for the fiscal year ended March 31, 2011, a decrease from $2.2 million for the fiscal year ended March 31, 2010. The decrease is primarily the result of a decrease in NIH grant revenue of $391,000, offset by an increase in CIRM grant revenue of $200,000 and an increase in grant and other revenue of $91,000. The decrease in NIH grant revenue resulted from the extension of the NIH grant for an additional year and rescheduling of certain grant work to future periods.

Research and Development Expenses. Research and development expenses were $3.7 million for the fiscal year ended March 31, 2011, an increase from $2.5 million for the fiscal year ended March 31, 2010. This increase was primarily attributable to stock-based (non-cash) compensation of $1,050,000 paid to our key stem cell research partner to expand the scope of our rights under, and extend the term of, our long-term strategic collaboration with such research partner, an increase in employee compensation of $256,000, stock-based (non-cash) compensation to employees and consultants of $475,000, and increased legal fees of $125,000 incurred in connection with maintaining our intellectual property rights under our technology licenses. The higher employee compensation is due to increased scientific and technical staffing levels and higher staff compensation. These increases were offset by a significant decrease in supply costs of $719,000 associated with our NIH grant award.

General and Administrative Expenses. General and administrative expenses were $5.0 million for the fiscal year ended March 31, 2011, an increase of $2.5 million compared to the fiscal year ended March 31, 2010. This increase was primarily the result of legal fees of $0.6 million incurred in fiscal 2010 (recorded as a deferred financing cost at March 31, 2010 and expensed in the fiscal year 2011) and $1.9 million incurred in fiscal 2011 in connection with our corporate financing and merger activities focused on becoming a public company.  Substantially all of such legal fees (approximately $2.4 million) were settled prior to and subsequent to March 31, 2011 by our issuance of long-term, unsecured promissory notes and $594,300 of restricted common stock. See Net Cash Used in Operating Activities.

Other Expenses, Net. Other expenses for the fiscal year ended March 31, 2011 were $2.9 million, an increase from $1.3 million for the fiscal year ended March 31, 2010 primarily due to an increase in interest expense of $1.9 million resulting from $1.5 million of higher (non-cash) amortization on note discounts associated with the Platinum Note modifications in December 2010 and 2009 and the issuance of the August 2010 non-interest bearing notes, and approximately $400,000 of increased interest on convertible promissory notes and notes issued for accounts payable during fiscal 2011 and 2010.

We expect our net losses to continue and to increase as we initiate CardioSafe 3DTM drug rescue programs and seek to expand commercial applications of our Human Clinical Trials in a Test TubeTM programs, including LiverSafe 3DTM and pilot preclinical cell therapy programs, and add personnel to support our operations as a public company.

Liquidity and Capital Resources

Since our inception in May 1998, we have financed our operations and technology acquisitions primarily through the issuance and sale of equity securities for cash consideration and convertible promissory notes and short-term promissory notes, as well as from government research grant awards and strategic collaboration payments.

On May 11, 2011, immediately prior to the Merger, we sold 2,216,106 Units in a private placement.  The Units were sold at a price of $1.75 per Unit and consisted of one share of common stock and one warrant.  Each warrant entitles the holder to purchase one-fourth (1/4) of one share of our common stock at an exercise price of $2.50 per share.  The warrants, which collectively allow for the purchase of 554,013 shares of our common stock, expire on May 11, 2014.  Proceeds from the sale of the Units were $2,369,194 in cash, a $500,000 note due on September 6, 2011, cancellation of $840,000 of our short-term notes which were payable on April 30, 2011, a note cancellation premium of $94,500, and cancellation of $74,503 of accounts payable.

At the time of the Merger, (i) outstanding convertible promissory notes in the amount of $6,174,793, including principal and accrued interest, and (ii) all 2,884,655 outstanding shares of VistaGen preferred stock were converted into shares of VistaGen common stock.  The holders of the notes that converted and all holders of the VistaGen preferred stock exchanged their VistaGen securities for 3,206,471 shares of our common stock, which shares were part of the 6,836,452 shares of our common stock issued for the outstanding shares of VistaGen's common stock.

We have not earned any product revenues and are considered to be in the development stage. The continuation of our research and development activities and the commercialization of our Human Clinical Trials in a Test Tube™ platform are dependent upon our ability to successfully finance and complete our research and development programs through a combination of equity financing, research grant awards and payments from collaborators. We have no current revenues from collaborators.  We do not currently generate sufficient cash to fund our operations and meet current obligations.

We believe our current cash and cash equivalents will not enable us to fund our operations through the next twelve months.  We anticipate that our cash expenditures during the next twelve months will be approximately $6 million.  We anticipate meeting our cash needs and our working capital requirements through a combination of government grant awards, private placements of our securities, which may include both debt and equity securities, and collaborative arrangements with third parties. We cannot assure you that additional financing will be available when needed or that, if available, such financing will be obtained on terms favorable to us or our shareholders. If we are unable to complete a private placement, or otherwise obtain sufficient financing through strategic collaborations or government grant awards, we may be required to delay, scale back or discontinue certain drug rescue and/or research and development activities, and this may adversely affect our ability to operate as a going concern. If additional funds are obtained by issuing equity or debt securities, substantial dilution to existing shareholders may result. Our future working capital requirements will depend on many factors, including without limitation, the scope and nature of our drug rescue and research and development efforts, the success of such programs, our ability to obtain government grant awards and our ability to enter into strategic collaborations with institutions on terms acceptable to us.

Cash and Cash Equivalents

The following table summarizes changes in cash and cash equivalents for the periods stated:

	Fiscal Years Ended March 31,
(in thousands)	2011	2010

Net cash used in operating activities	$(841)	$(938)
Net cash used in investing activities	$(58)	$—
Net cash provided by financing activities	$837	$1,118

Net Cash Used in Operating Activities

Net cash used in operating activities was $841,000 and $938,000 for the fiscal years ended March 31, 2011 and 2010, respectively.   Cash used in both periods was attributable primarily to net losses after adjustment for certain non-cash items including, but not limited to, share-based compensation, depreciation and amortization charges, and changes in our operating assets and liabilities, primarily prepaid expenses, and accounts payable and accrued expenses.  Our prepaid expenses declined by $631,000 primarily due to the expensing of costs associated with our financing activities.  Our accounts payable and accrued expenses increased by $3.3 million during fiscal 2011 (net of $1.1 million that was converted into notes payable) to $6.2 million at March 31, 2011, primarily as a result of professional and other fees incurred in connection with our financing efforts and research and development activities, and additional accrued interest on our promissory notes.  Subsequent to March 31, 2011, we have converted accounts payable and accrued interest totaling $2.3 million into common stock, and $1.7 million into notes payable.

Net Cash Used in Investing Activities

Net cash used in investing activities was $58,000 and was related to equipment purchases in the fiscal year ended March 31, 2011.  There was no cash used in investing activities during the fiscal year ended March 31, 2010.

Net Cash Provided by Financing Activities

Net cash provided by financing activities was $837,000 and $1.1 million for the fiscal years ended March 31, 2011 and 2010, respectively, and was attributable primarily to the issuance of convertible promissory notes and non-interest bearing promissory notes.

Off-Balance Sheet Arrangements

We currently have no off-balance sheet arrangements.

Financial Instruments and Other Instruments

A summary of significant accounting policies and adoption of new accounting methods is given in Note 3 to our consolidated financial statements included elsewhere in this report.

SIGNATURES

              Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  August 12, 2011
VISTAGEN THERAPEUTICS, INC.

By: /s/  A. Franklin Rice
                                                                                                       A. Franklin Rice, MBA
                                                                                                       Chief Financial Officer

FINANCIAL STATEMENTS

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders
VistaGen Therapeutics, Inc.
(a development stage company)

We have audited the accompanying consolidated balance sheets of VistaGen Therapeutics, Inc. (a development stage company) as of March 31, 2011 and 2010 and the related consolidated statements of operations, cash flows, preferred stock, and shareholders’ deficit for the years then ended, and for the period from May 26, 1998 (inception) through March 31, 2011. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. We were not engaged to perform an audit of the Company's internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of VistaGen Therapeutics, Inc. (a development stage company) at March 31, 2011 and 2010, and the consolidated results of its operations and its cash flows for the years then ended, and for the period from May 26, 1998 (inception) through March 31, 2011, in conformity with U.S. generally accepted accounting principles.

The accompanying consolidated financial statements at March 31, 2011 have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company is a development stage company, has not yet generated sustainable revenues, has suffered recurring losses from operations and has a shareholders’ deficit, all of which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ ODENBERG, ULLAKKO, MURANISHI & CO. LLP

San Francisco, California
August 12, 2011

VISTAGEN THERAPEUTICS, INC.
(a development stage company)
CONSOLIDATED BALANCE SHEETS

	March 31,
	2011	2010

ASSETS
Current assets:
Cash and cash equivalents	$139,343	$200,981
Unbilled contract payments receivable	42,216	247,177
Deferred financing costs	-	610,805
Prepaid expenses	23,251	43,307
Total current assets	204,810	1,102,270
Property and equipment, net	87,728	75,237
Security deposits and other assets	31,144	35,644
Total assets	$323,682	$1,213,151

LIABILITIES, PREFERRED STOCK AND SHAREHOLDERS’ DEFICIT
Current liabilities:
Accounts payable	$1,767,085	$1,126,028
Accrued expenses	1,421,906	901,713
Notes payable and accrued interest	160,921	216,215
Notes payable and accrued interest to related parties	50,361	253,428
Put option and note term extension option liabilities	90,749	150,147
Capital lease obligations	30,141	26,978
Non-interest bearing promissory notes, net, including $525,000 to related parties	1,105,730	-
Deferred revenues	78,777	139,238
Convertible promissory notes, including $947,368 to related parties at March 31, 2011 and 2010 - current portion	4,809,183	7,709,367
Accrued interest on promissory notes	1,310,833	979,049
Total current liabilities	10,825,686	11,502,163
Non-current liabilities:
Notes payable and accrued interest	2,106,232	1,018,082
Notes payable and accrued interest to related parties	210,788	-
Convertible promissory notes, net of current portion	3,325,989	-
Accrued interest on promissory notes	585,437	-
Accrued officers’ compensation	56,986	56,986
Capital lease obligations	4,517	34,657
Accounts payable	1,140,646	-
Warrant liability	417,054	403,574
Total non-current liabilities	7,847,649	1,513,299
Total liabilities	18,673,335	13,015,462
Commitments and contingencies
Preferred stock, no par value; 20,000,000 shares authorized; 2,884,665 shares issued and outstanding at March 31, 2011 and 2010 (liquidation value of $14,859,015)	14,534,811	14,534,811
Shareholders’ deficit:
Common stock, no par value; 75,000,000 shares authorized; 3,672,110 shares outstanding at March 31, 2011 and 2010	3,172,195	3,172,195
Additional paid-in capital	6,700,401	3,756,771
Notes receivable from sale of common stock to related parties upon exercise of options and warrants	(184,083)	(175,306)
Deficit accumulated during development stage	(42,572,977)	(33,090,782)
Total shareholders’ deficit	(32,884,464)	(26,337,122)
Total liabilities, preferred stock and shareholders’ deficit	$323,682	$1,213,151

See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF OPERATIONS

	Period From
	May 26, 1998
	(Inception)
	Through	Fiscal Years Ended
	March 31,	March 31,
	2011	2011	2010

Revenues:
Grant revenue	$11,420,553	$2,071,022	$2,168,984
Collaboration revenue	2,283,618	-	-
Other	1,123,494	-	37,500
Total revenues	14,827,665	2,071,022	2,206,484

Operating expenses:
Research and development	20,736,268	3,678,151	2,518,857
Acquired in-process research and development	7,523,179	-	-
General and administrative	22,121,478	4,957,732	2,480,918
Total operating expenses	50,380,925	8,635,883	4,999,775
Loss from operations	(35,553,260)	(6,564,861)	(2,793,291)

Other expenses, net:
Interest expense, net	(7,548,293)	(3,119,413)	(1,181,280)
Change in put and note extension option and warrant liabilities	496,462	203,929	(148,377)
Other income (expense)	47,323	(250)	-
Loss before income taxes	(42,557,768)	(9,480,595)	(4,122,948)

Income taxes	(15,209)	(1,600)	(1,600)
Net loss	$(42,572,977)	$(9,482,195)	$(4,124,548)

Basic and diluted net loss per common share		$(2.58)	$(1.53)
Weighted average shares used in computing basic and diluted net loss per common share		3,672,110	2,696,762

See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period From
	May 26, 1998
	(Inception)
	Through
	March 31,	Fiscal Years Ended March 31,
	2011	2011	2010

Cash flows from operating activities:
Net loss	$(42,572,977)	$(9,482,195)	$(4,124,548)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	698,088	45,263	51,003
Acquired in-process research and development	7,523,179	-	-
Amortization of imputed discount on non-interest bearing notes	45,000	-	-
Amortization of discounts on 7%, 7.5% and 10% convertible notes	201,998	71,057	18,536
Amortization of discounts on Platinum Notes	2,639,689	1,376,597	426,165
Amortization of discounts on August 2010 Short Term Notes	557,743	557,743	-
Change in put and note term extension option and warrant liabilities	(496,462)	(203,929)	148,377
Share-based compensation	2,763,029	1,628,836	668,504
Fair value of Series C preferred stock, common stock, and warrants granted for services	925,392	-	371,618
Consulting services by related parties settled by issuing promissory notes	44,573	-	-
Gain on sale of assets	(16,748)	-	-
Changes in operating assets and liabilities:
Unbilled contract payments receivable	(42,216)	204,961	(247,177)
Prepaid expenses and other current assets	(2,648)	630,861	(646,240)
Security deposits and other assets	(31,144)	4,500	3,000
Accounts payable and accrued expenses	13,742,041	4,385,485	2,291,380
Deferred revenues	78,777	(60,461)	101,739
Net cash used in operating activities	(13,942,686)	(841,282)	(937,643)
Cash flows from investing activities:
Purchases of equipment, net	(648,386)	(57,754)	-
Net cash used in investing activities	(648,386)	(57,754)	-

See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Period From
	May 26, 1998 (Inception)
	Through March 31,	Fiscal Years Ended March 31,
	2011	2011	2010
Cash flows from financing activities:
Proceeds from issuance of common stock	$120,804	$-	$80
Net proceeds from issuance of Series A preferred stock	964,710	-	-
Net proceeds from issuance of Series B preferred stock	2,143,391	-	-
Net proceeds from issuance of Series C preferred stock and warrants	1,090,470	-	-
Proceeds from issuance of notes under line of credit	200,000	-	-
Proceeds from issuance of 7% note payable to Founding shareholder	90,000	-	-
Net proceeds from issuance of 7% convertible notes	575,000	-	-
Net proceeds from issuance of 10% convertible notes and warrants	1,655,000	-	-
Net proceeds from issuance of Platinum Notes and warrants	3,700,000	-	-
Net proceeds from issuance of 2008/2010 Notes and warrants	2,971,815	270,000	1,196,815
Net proceeds from issuance of 2006/2007 Notes and warrants	1,025,000	-	-
Proceeds from issuance of 7% notes payable	55,000	-	-
Net proceeds from issuance of August 2010 Short-Term Notes and warrants	800,000	800,000	-
Repayment of capital lease obligations	(86,026)	(26,978)	(24,158)
Repayment of notes	(574,749)	(205,624)	(55,000)
Net cash provided by financing activities	14,730,415	837,398	1,117,737
Net increase (decrease) in cash and cash equivalents	139,343	(61,638)	180,094
Cash and cash equivalents at beginning of period	-	200,981	20,887
Cash and cash equivalents at end of period	$139,343	$139,343	$200,981

Supplemental disclosure of cash flow activities:
Cash paid for interest	$174,286	$147,363	$5,414
Cash paid for income taxes	$15,218	$1,600	$1,600
Supplemental disclosure of noncash activities:
Forgiveness of accrued compensation and accrued interest payable to officers transferred to equity	$799,956	$-	$-
Exercise of warrants and options in exchange for debt cancellation	$112,796	$-	$-
Settlement of accrued and prepaid interest by issuance of Series C Preferred Stock	$35,281	$-	$-
Conversion of 10% notes payable, net of discount, and related accrued interest into Series C preferred stock	$2,050,334	$-	$-
Issuance of Series B-1 preferred stock for acquired in-process research and development	$7,523,179	$-	$-
Conversion of 7% notes payable, net of discount, and related accrued interest into Series B preferred stock	$508,003	$-	$-
Conversion of accounts payable into convertible promissory notes	$893,688	$-	$81,320
Conversion of accounts payable into note payable	$2,810,261	$1,126,237	$1,591,375
Conversion of accounts payable into common stock	$1,548,750	$-	$1,548,750
Conversion of accrued interest on convertible promissory notes into common stock	$921,438	$-	$921,438
Notes receivable from sale of common stock to related parties upon exercise of options and warrants	$149,771	$-	$-
Capital lease obligations	$120,683	$-	$-
Recognition of put option and note term extension option liabilities upon issuance of Platinum Notes	$141,210	$-	$-
Incremental fair value of put option and note term extension option liabilities from debt modifications	$479,350	$158,011	$122,073
Incremental fair value of note conversion option from debt modification	$1,891,248	$1,062,781	$828,467
Incremental fair value of warrant from debt modifications	$276,727	$121,099	$90,028
Recognition of warrant liability upon adoption of new accounting standard	$151,281	$-	$151,281
Fair value of warrants issued with August 2010 Short-Term Notes	$130,914	$130,914	$-
Note Discount upon issuance of August 2010 Short-Term Notes	$320,000	$320,000	$-

See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF PREFERRED STOCK
Period from May 26, 1998 (inception) through March 31, 2011

		Series A	Series B	Series B-1	Series C	Total
	Preferred	Preferred	Preferred	Preferred	Preferred	Preferred
	Stock	Stock	Stock	Stock	Stock	Stock
	(Shares)
Balances at May 26, 1998 (inception)	-	$-	$-	$-	$-	$-
Issuance of Series A preferred stock at $2.302 per share for cash, net of issuance costs of $24,009	429,350	964,258	-	-	-	964,258
Balances at March 31, 2000	429,350	964,258	-	-	-	964,258
Issuance of Series A preferred stock at $2.302 per share for cash, net of issuance costs of $5,487	2,580	452	-	-	-	452
Issuance of Series B preferred stock at $5.545 per share for cash, including conversion of $575,000 face value of 7% convertible notes plus accrued interest of $3,802, net of unamortized discount of $70,799 and issuance costs of $39,750	316,282	-	1,643,252	-	-	1,643,252
Balances at March 31, 2001	748,212	964,710	1,643,252	-	-	2,607,962
Issuance of Series B preferred stock at $5.545 per share for cash, net of issuance costs of $97,209	199,286	-	1,007,843	-	-	1,007,843
Balances at March 31, 2002 and 2003	947,498	964,710	2,651,095	-	-	3,615,805
Issuance of Series B-1 preferred stock at $5.545 for acquired in-process research and development	1,356,750	-	-	7,523,179	-	7,523,179
Balances at March 31, 2004	2,304,248	964,710	2,651,095	7,523,179	-	11,138,984
Issuance of Series C preferred stock at $6.00 per share for cash, including conversion of $1,655,000 face value of 10% convertible notes plus accrued interest of $408,574, net of unamortized note discount of $13,240 and issuance costs of $27,241	390,327	-	-	-	2,301,493	2,301,493
Proceeds allocated to warrants issued in connection with Series C preferred stock	-	-	-	-	(25,482)	(25,482)
Balances at March 31, 2005	2,694,575	964,710	2,651,095	7,523,179	2,276,011	13,414,995
Issuance of Series C preferred stock at $6.00 per share for cash, net of issuance costs of $20,689	143,331	-	-	-	839,311	839,311
Issuance of Series C preferred stock at $6.00 per share for services and in payment of interest on line of credit	46,749	-	-	-	280,505	280,505
Balances at March 31, 2006, 2007, 2008, 2009, 2010 and 2011	2,884,655	$964,710	$2,651,095	$7,523,179	$3,395,827	$14,534,811

See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
Period from May 26, 1998 (inception) through March 31, 2011
				Notes Receivable from Sale of

					Deficit Accumulated
			Additional	Stock to	During the	Total
	Common Stock		Paid-in	Related	Development	Shareholders’
	Shares	Amount	Capital	Parties	Stage	Deficit

Balances at May 26, 1998 (inception)	-	$-	$-	$-	$-	$-
Initial sale of common stock for cash to Founder	1,000,000	5,000	-	-	-	5,000
Fair value of common stock issued for services	4,000	400	-	-	-	400
Net loss for fiscal year 1999	-	-	-	-	(230,933)	(230,933)
Balances at March 31, 1999	1,004,000	5,400	-	-	(230,933)	(225,533)
Sale of common stock for cash	200,000	20,000	-	-	-	20,000
Fair value of common stock issued for services	104,375	21,888	-	-	-	21,888
Fair value of warrants issued for services	-	-	39,545	-	-	39,545
Net loss for fiscal year 2000	-	-	-	-	(699,969)	(699,969)
Balances at March 31, 2000	1,308,375	47,288	39,545	-	(930,902)	(844,069)
Common stock issued upon exercise of stock options from 1999 Stock Incentive Plan	14,000	4,620	-	-	-	4,620
Fair value of common stock issued for services	100,000	33,000	-	-	-	33,000

Fair value of warrants issued for services	-	-	13,085	-	-	13,085
Proceeds allocated to warrants issued in connection with 7% convertible notes	-	-	91,171	-	-	91,171
Net loss for fiscal year 2001	-	-	-	-	(1,809,031)	(1,809,031)
Balances at March 31, 2001	1,422,375	84,908	143,801	-	(2,739,933)	(2,511,224)
Common stock issued upon exercise of stock options from 1999 Stock Incentive Plan	1,511	498	-	-	-	498
Fair value of warrants issued for services	-	-	33,076	-	-	33,076
Proceeds allocated to warrants issued in connection with 10% convertible notes	-	-	7,318	-	-	7,318
Net loss for fiscal year 2002	-	-	-	-	(2,112,982)	(2,112,982)
Balances at March 31, 2002 (continued)	1,423,886	85,406	184,195	-	(4,852,915)	(4,583,314)

See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
Period from May 26, 1998 (inception) through March 31, 2011

				Notes Receivable from Sale of	Deficit Accumulated
			Additional	Stock to	During the	Total
	Common Stock		Paid-in	Related	Development	Shareholders’
	Shares	Amount	Capital	Parties	Stage	Deficit

Balances at March 31, 2002 (continued)	1,423,886	$85,406	$184,195	$-	$(4,852,915)	$(4,583,314)
Common stock issued upon exercise of options from 1999 Stock Incentive Plan	15,000	4,950	-	-	-	4,950
Fair value of warrants issued for services	-	-	46,461	-	-	46,461
Proceeds allocated to warrants issued in connection with 10% convertible notes	-	-	86,811	-	-	86,811
Net loss for fiscal year 2003	-	-	-	-	(502,573)	(502,573)
Balances at March 31, 2003	1,438,886	90,356	317,467	-	(5,355,488)	(4,947,665)
Common stock issued upon exercise of stock options from 1999 Stock Incentive Plan	2,925	590	-	-	-	590
Fair value of warrants issued for services	-	-	2,168	-	-	2,168
Proceeds allocated to warrants issued in connection with 10% convertible notes	-	-	11,445	-	-	11,445
Net loss for fiscal year 2004	-	-	-	-	(8,755,466)	(8,755,466)
Balances at March 31, 2004	1,441,811	90,946	331,080	-	(14,110,954)	(13,688,928)
Common stock issued upon exercise of stock options from 1999 Stock Incentive Plan	10,708	4,807	-	-	-	4,807
Proceeds allocated to warrants issued in connection with Series C preferred stock	-	-	25,482	-	-	25,482
Fair value of warrants issued for services	-	-	1,460	-	-	1,460
Net loss for fiscal year 2005	-	-	-	-	(1,082,796)	(1,082,796)
Balances at March 31, 2005	1,452,519	95,753	358,022	-	(15,193,750)	(14,739,975)
Common stock issued upon exercise of stock options from 1999 Stock Incentive Plan	14,604	6,687	-	-	-	6,687

Fair value of warrants issued for services	-	-	3,327	-	-	3,327
Net loss for fiscal year 2006	-	-	-	-	(1,772,165)	(1,772,165)
Balances at March 31, 2006 (continued)	1,467,123	102,440	361,349	-	(16,965,915)	(16,502,126)

See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
Period from May 26, 1998 (inception) through March 31, 2011

				Notes
				Receivable from Sale of	Deficit Accumulated
			Additional	Stock to	During the	Total
	Common Stock		Paid-in	Related	Development	Shareholders’
	Shares	Amount	Capital	Parties	Stage	Deficit

Balances at March 31, 2006 (continued)	1,467,123	$102,440	$361,349	$-	$(16,965,915)	$(16,502,126)
Common stock issued upon exercise of options from 1999 Stock Incentive Plan and warrants for:
Cash	33,465	27,682	-	-	-	27,682
Debt cancellation	108,418	112,796	-	-	-	112,796
Notes receivable	204,498	149,771	-	(149,771)	-	-
Sale of common stock for cash	10,000	1,000	-	-	-	1,000
Share-based compensation expense	-	-	109,838	-	-	109,838
Fair value of warrants issued for services	-	-	3,063	-	-	3,063
Forgiveness of accrued compensation and accrued interest payable to officers	-	-	799,956	-	-	799,956
Net loss for fiscal year 2007	-	-	-	-	(1,999,818)	(1,999,818)
Balances at March 31, 2007	1,823,504	393,689	1,274,206	(149,771)	(18,965,733)	(17,447,609)
Common stock issued upon exercise of stock options from 1999 Stock Incentive Plan	2,234	1,920	-	-	-	1,920
Common stock issued upon settlement of employment contract	20,000	42,000	-	-	-	42,000
Share-based compensation expense	-	-	247,591	-	-	247,591
Proceeds allocated to warrants issued in connection with Platinum Notes	-	-	220,974	-	-	220,974

Fair value of warrants issued for services	-	-	224,000	-	-	224,000
Accrued interest on notes receivable	-	-	-	(9,186)	-	(9,186)
Net loss for fiscal year 2008	-	-	-	-	(5,446,712)	(5,446,712)
Balances at March 31, 2008	1,845,738	437,609	1,966,771	(158,957)	(24,412,445)	(22,167,022)
Common stock issued upon exercise of stock options from 2008 Stock Incentive Plan and Scientific Advisory Plan	3,500	970	-	-	-	970
Share-based compensation expense	-	-	108,260	-	-	108,260
Proceeds allocated to warrants issued in connection with Platinum Notes and incremental fair value of warrant modification	-	-	72,703	-	-	72,703
Fair value of warants issued for services	-	-	5,262	-	-	5,262
Accrued interest on notes receivable	-	-	-	(7,975)	-	(7,975)
Effect of reverse stock split	(6)	-	-	-	-	-
Net loss for fiscal year 2009	-	-	-	-	(4,696,185)	(4,696,185)
Balances at March 31, 2009	1,849,232	438,579	2,152,996	(166,932)	(29,108,630)	(26,683,987)

See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)
CONSOLIDATED STATEMENTS OF SHAREHOLDERS’ DEFICIT
Period from May 26, 1998 (inception) through March 31, 2011

				Notes
				Receivable from Sale of	Deficit Accumulated
			Additional	Stock to	During the	Total
	Common Stock		Paid-in	Related	Development	Shareholders’
	Shares	Amount	Capital	Parties	Stage	Deficit

Balances at March 31, 2009 (continued)	1,849,232	$438,579	$2,152,996	$(166,932)	$(29,108,630)	$(26,683,987)
Cumulative effect of adopting new accounting standard	-	-	(293,677)	-	142,396	(151,281)
Common stock issued upon exercise of warrant	1,086	928	(848)	-	-	80
Common stock issued for cancellation of accounts payable and accrued interest	1,646,792	2,470,188	-	-	-	2,470,188
Incremental fair value of note conversion options from debt modification	-	-	828,467	-	-	828,467
Common stock issued for services	175,000	262,500	-	-	-	262,500
Share-based compensation expense	-	-	668,504	-	-	668,504
Fair value of warrants issued for services and incremental fair value of warrant modification	-	-	110,119	-	-	110,119
Fair value of warrants issued in connection with the 7.5% Notes	-	-	291,210	-	-	291,210
Accrued interest on notes receivable	-	-	-	(8,374)	-	(8,374)
Net loss for fiscal year 2010	-	-	-	-	(4,124,548)	(4,124,548)
Balances at March 31, 2010	3,672,110	3,172,195	3,756,771	(175,306)	(33,090,782)	(26,337,122)
Share-based compensation expense	-	-	1,628,836	-	-	1,628,836
Accrued interest on notes receivable	-	-	-	(8,777)	-	(8,777)
Fair value of warrants issued in connection with the August 2010 Short-Term Notes, and incremental fair value of warrant modification	-	-	252,013	-	-	252,013
Incremental fair value of note conversion options from debt modification	-	-	1,062,781	-	-	1,062,781
Net loss for fiscal year 2011	-	-	-	-	(9,482,195)	(9,482,195)
Balances at March 31, 2011	3,672,110	$3,172,195	$6,700,401	$(184,083)	$(42,572,977)	$(32,884,464)

See accompanying notes to consolidated financial statements.

VISTAGEN THERAPEUTICS, INC.
(a development stage company)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1.  Description of Business

VistaGen Therapeutics, Inc. (the “Company”) was incorporated in the State of California on May 26, 1998 (inception date) and is a biotechnology company focused on using proprietary human pluripotent stem cell technology for drug rescue and cell therapy. The Company's stem cell technology platform, Human Clinical Trials in a Test Tube™, is based on directed differentiation (development) of stem cells into multiple types of mature cells. With mature heart cells produced from stem cells, the Company has developed CardioSafe 3D™, a 3D bioassay (screening) system. The Company believes CardioSafe 3D™ is capable of predicting the cardiac effects, both toxic and non-toxic, of small molecule drug candidates before they are tested in humans with an immediate goal of leveraging CardioSafe 3D™ to generate and monetize a pipeline of small molecule drug candidates through drug rescue collaborations. The Company also intends to expand its drug rescue capabilities by introducing LiverSafe 3D™, a human liver cell-based toxicity and metabolism screening assay system.  In parallel with its drug rescue activities, the Company intends to also advance pilot preclinical development of several cell therapy programs focused on heart, liver and cartilage repair, as well as next-generation bone marrow transplantation. Each of these cell therapy programs is based on the proprietary differentiation and production capabilities of our Human Clinical Trials in a Test Tube™ platform.  The Company is in the development stage and since inception it has devoted substantially all its time and efforts to stem cell research, strategic collaborating, drug development, raising capital, creating, protecting and patenting intellectual property, and recruiting personnel.

As discussed in Note 16, Subsequent Events, on May 11, 2011, Excaliber Enterprises, Ltd. acquired all of the outstanding shares of the Company for 6,836,452 shares of Excaliber's common stock, or approximately 90% of the outstanding shares of Excaliber's common stock after the merger, and assumed the Company's pre-merger obligations to contingently issue common shares in accordance with stock option agreements, warrant agreements, and convertible debt instruments.

2.  Basis of Presentation and Going Concern

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going concern. As a development stage company without sustainable revenues, the Company has experienced recurring losses and negative cash flows from operations. From inception through March 31, 2011, the Company has a deficit accumulated during development stage of $42,572,977. The Company expects these conditions to continue for the foreseeable future as it expands its Human Clinical Trials in a Test Tube™ platform and executes its drug rescue and cell therapy business programs.

At March 31, 2011 and 2010, the Company had approximately $139,000 and $201,000, respectively, in cash and cash equivalents. The Company believes such cash and cash equivalents will not enable it to fund its operations through the next twelve months. The Company anticipates that its cash expenditures during the next twelve months will be approximately $6 million and it expects to meet its cash needs and fund its working capital requirements through private placements of its securities, which may include both debt and equity securities, strategic collaborations and government grant awards. If the Company is unable to obtain sufficient financing, it may be required to reduce, defer, or discontinue certain of its research and development activities or may not be able to continue as a going concern entity. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. On May 11, 2011, the Company completed a $3.87 million private placement of its equity securities (including approximately $1 million of cancelled indebtedness). See Note 16, Subsequent Events.

3.  Summary of Significant Accounting Policies

Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.  Significant estimates include those relating to revenue recognition, share-based compensation, and the assumptions used to value the put option, note term extension, and warrant liabilities.

Principles of Consolidation

The accompanying consolidated financial statements include the Company’s accounts, and the accounts of its wholly-owned subsidiaries, Artemis Neuroscience, Inc. (“Artemis”), a Maryland corporation, and VistaStem Canada, Inc., an Ontario corporation.

Reverse Stock Split and Increase in Authorized Shares

Upon the recommendation of the Company’s Board of Directors and the approval of the shareholders at the Annual Shareholders Meeting on December 19, 2008, the Company filed an Amendment to its Articles of Incorporation on January 20, 2009 pursuant to which each outstanding share of common stock was reverse-split and exchanged for one-tenth of a share of common stock, and each outstanding share of preferred stock was reverse-split and exchanged for one-tenth of a preferred share. The number of shares of common stock the Company is authorized to issue after such reverse stock split was increased to 75 million shares and the number of shares of preferred stock that the Company is authorized to issue was increased to 20 million shares. The Company retroactively adjusted all shares and per share information to reflect the reverse stock split in the accompanying consolidated financial statements and notes thereto.

Cash and Cash Equivalents

Cash and cash equivalents are considered to be highly liquid investments with maturities of three months or less at the date of purchase.

Property and Equipment

Property and equipment is stated at cost. Repairs and maintenance costs are expensed in the period incurred. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets. The estimated useful lives of property and equipment range from five to seven years.

Impairment or Disposal of Long-Lived Assets

The Company evaluates its long-lived assets for impairment, primarily property and equipment, whenever events or changes in circumstances indicate that their carrying value may not be recoverable from the estimated future cash flows expected to result from their use or eventual disposition. If the estimates of future undiscounted net cash flows are insufficient to recover the carrying value of the assets, the Company records an impairment loss in the amount by which the carrying value of the assets exceeds their fair value. If the assets are determined to be recoverable, but the useful lives are shorter than originally estimated, the Company depreciates or amortizes the net book value of the assets over the newly determined remaining useful lives. There have been no impairment charges recorded to date.

Revenue Recognition

The Company generates revenue principally from collaborative research and development arrangements, technology access fees, and government grants. Revenue arrangements with multiple components are divided into separate units of accounting if certain criteria are met, including whether the delivered component has stand-alone value to the customer, and whether there is objective and reliable evidence of the fair value of the undelivered items. Consideration received is allocated among the separate units of accounting based on their respective fair values, and the applicable revenue recognition criteria are then applied to each of the units.

The Company recognizes revenue when the four basic criteria of revenue recognition are met: (1) a contractual agreement exists; (2) the transfer of technology has been completed or services have been rendered; (3) the fee is fixed or determinable; and (4) collectability is reasonably assured. For each source of revenue, the Company complies with the above revenue recognition criteria in the following manner:

•
Collaborative arrangements typically consist of non-refundable and/or exclusive technology access fees, cost reimbursements for specific research and development spending, and various milestone and future product royalty payments. If the delivered technology does not have stand-alone value or if the Company does not have objective or reliable evidence of the fair value of the undelivered component, the amount of revenue allocable to the delivered technology is deferred until the element is delivered. Non-refundable upfront fees with stand-alone value that are not dependent on future performance under these agreements are recognized as revenue when received, and are deferred if the Company has continuing performance obligations and has no evidence of the fair value of those obligations. Cost reimbursements for research and development spending are recognized when the related costs are incurred and when collectability is reasonably assured. Payments received related to substantive, performance-based “at-risk” milestones are recognized as revenue upon achievement of the milestone event specified in the underlying contracts, which represent the culmination of the earnings process. Amounts received in advance are recorded as deferred revenue until the technology is transferred, costs are incurred, or a milestone is reached.

•
Technology license agreements typically consist of non-refundable upfront license fees, annual minimum access fees and/or royalty payments. Non-refundable upfront license fees and annual minimum payments received with separable stand-alone values are recognized when the technology is transferred or accessed, provided that the technology transferred or accessed is not dependent on the outcome of the continuing research and development efforts.  Otherwise, revenue is recognized over the period of the Company's continuing involvement.

•
Government grants, which support the Company’s research efforts in specific projects, generally provide for reimbursement of approved costs as defined in the notices of grant awards. Grant revenue is recognized when associated project costs are incurred.

Research and Development Expenses

Research and development expenses include internal and external costs. Internal costs include salaries and employment related expenses of scientific personnel and direct project costs. External research and development expenses consist of sponsored stem cell research and development costs, costs associated with clinical and non-clinical development of AV-101, the Company’s lead drug development candidate, and costs related to application and prosecution of patents related to the Company’s stem cell technology and AV-101. All such costs are charged to expense as incurred.

Share-Based Compensation

The Company recognizes compensation cost for all share-based awards to employees in its financial statements based on their grant date fair value. Share-based compensation expense is recognized over the period during which the employee is required to perform service in exchange for the award, which generally represents the scheduled vesting period. The Company has no awards with market or performance conditions. For equity awards to non-employees, the Company re-measures the fair value of the awards as they vest and the resulting value is recognized as an expense during the period over which the services are performed.

The Company has elected to calculate the historical pool of windfall tax benefits using the simplified method to establish the beginning balance of the pool of windfall benefits related to the tax effects of employee share-based compensation, and to determine the subsequent impact on the pool of windfall tax benefits and statements of cash flows of the tax effects of employee share-based compensation awards that were outstanding upon the adoption of fair value accounting for share-based awards.

Corporate Financing and Merger Costs

During the fiscal year ended March 31, 2011, general and administrative expenses include $2.5 million in costs associated with the Company’s corporate financing and merger activities focused on becoming a public company.

Income Taxes

The Company accounts for income taxes using the asset and liability approach for financial reporting purposes. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce the deferred tax assets to an amount expected to be realized.

Concentrations of Credit Risk

Financial instruments, which potentially subject the Company to concentrations of credit risk, consist principally of cash and cash equivalents. The Company’s investment policies limit any such investments to short-term, low-risk investments. The Company deposits cash and cash equivalents with quality financial institutions and is insured to the maximum of federal limitations. Balances in these accounts may exceed federally insured limits at times.

Comprehensive Loss

There are no components of other comprehensive loss other than net loss, and accordingly the Company’s comprehensive loss is equivalent to net loss for the periods presented.

Loss per Common Share

Basic loss per share of common stock excludes dilution and is computed by dividing the net loss by the weighted-average number of shares of common stock outstanding for the period. Diluted loss per share of common stock reflects the potential dilution that could occur if securities or other contracts to issue shares of common stock were exercised or converted into shares of common stock. For all periods presented, potentially dilutive securities are excluded from the computation in loss periods, as their effect would be antidilutive.

Potentially dilutive securities excluded from diluted net loss per common share are as follows:

	Fiscal Years Ended March 31,
	2011	2010
	Number of	Number of
	Potentially	Potentially
	Dilutive	Dilutive
	Shares	Shares

All series of Preferred Stock issued and outstanding	2,884,655	2,884,655
Outstanding options under 2008 and 1999 Stock Incentive Plans and 1998 Scientific Advisory Board Stock Incentive Plan	3,949,153	3,949,153
Outstanding warrants to purchase common stock	2,265,598	1,873,598
Total	9,099,406	8,707,406

Adoption of New Accounting Standard

Effective April 1, 2009, the Company adopted a new accounting standard which clarified whether equity linked instruments (or embedded features), such as convertible securities and warrants to purchase common stock, are considered to be indexed to the Company’s own stock and therefore qualify for a scope exception under previously issued accounting standards. As a result of the adoption of the new standard, the Company considers the 560,000 warrants to purchase its common stock issued with the Platinum Notes to be a warrant liability. Previously, the warrants were treated as equity. These warrants include certain exercise price adjustment features and accordingly are no longer deemed to be indexed to the Company’s common stock. Therefore, they no longer qualify for a scope exception under the previously issued accounting standards. The Company has recorded the estimated fair value of the warrant liability as a non-current liability at the date of adoption of the new accounting standard and the liability will be marked to market at each subsequent balance sheet date.

The impact of the adoption of the new accounting standard is summarized in the following table:

		Impact of
		Accounting
	March 31, 2009	Standard Adoption	April 1, 2009

Warrant liability	$-	$151,281	$151,281
Total liabilities	$12,342,820	$151,281	$12,494,101
Additional paid-in capital	$2,152,996	$(293,677)	$1,859,319
Deficit accumulated during development stage	$(29,108,630)	$142,396	$(28,966,234)
Total shareholders’ deficit	$(26,683,987)	$(151,281)	$(26,835,268)

Recent Accounting Pronouncements

In April 2010, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update No. 2010-17 (“ASU 2010-17”), Revenue Recognition – Milestone Method, which provides new guidance on the use of the milestone method of recognizing revenue for research and development arrangements under which consideration to be received by the vendor is contingent upon the achievement of certain milestones. ASU 2010-17 provides guidance on the criteria that should be met for determining whether the milestone method of revenue recognition is appropriate. A vendor can recognize consideration in its entirety as revenue in the period in which the milestone is achieved only if the milestone meets all criteria to be considered substantive. Additional disclosures describing the consideration arrangement and the entity’s accounting policy for recognition of such milestone payments are also required. The new guidance is effective for fiscal years, and interim periods within such fiscal years, beginning on or after June 15, 2010, with early adoption permitted. The guidance may be applied prospectively to milestones achieved during the period of adoption or retrospectively for all prior periods. The Company is currently evaluating the potential impact, if any, of the adoption of this guidance on its financial position, results of operations and cash flows.

In October 2009, the FASB issued ASU No. 2009-13, Multiple-Deliverable Revenue Arrangements (“ASU 2009-13”) (prior authoritative literature: EITF Issue No. 08-1, Revenue Arrangements with Multiple Deliverables). ASU 2009-13, amends existing revenue recognition accounting pronouncements that are currently within the scope of ASC 605-25, Multiple-Element Arrangements (formerly included within EITF Issue No. 00-21, Revenue Arrangements with Multiple Deliverables). ASU 2009-13 provides accounting principles and application guidance on whether multiple deliverables exist, how the arrangement should be separated, and the consideration allocated. This guidance eliminates the requirement to establish the fair value of undelivered products and services and instead provides for separate revenue recognition based upon management’s estimate of the selling price for an undelivered item when there is no other means to determine the fair value of that undelivered item. ASC 605-25 previously required that the fair value of the undelivered item be the price of the item either sold in a separate transaction between unrelated third parties or the price charged for each item when the item is sold separately by the vendor. Under ASC 605-25, if the fair value of all of the elements in the arrangement was not determinable, then revenue was deferred until all of the items were delivered or fair value was determined. ASU 2009-13 is effective prospectively for revenue arrangements entered into or materially modified in fiscal years and interim periods beginning on or after June 15, 2010. The Company does not expect this standard to have a significant impact on its financial position, results of operations, and cash flows.

4.  Fair Value Measurements

On April 1, 2008, the Company adopted the principles of fair value accounting as they relate to its financial assets and financial liabilities. Fair value is defined as the estimated exit price received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date rather than an entry price which represents the purchase price of an asset or liability. Where available, fair value is based on observable market prices or parameters or derived from such prices or parameters. Where observable prices or inputs are not available, valuation models are applied. These valuation techniques involve some level of management estimation and judgment, the degree of which is dependent on several factors, including the instrument’s complexity. The required fair value hierarchy that prioritizes observable and unobservable inputs used to measure fair value into three broad levels is described as follows:

•	Level 1 — Quoted prices (unadjusted) in active markets that are accessible at the measurement date for assets or liabilities. The fair value hierarchy gives the highest priority to Level 1 inputs.

•
Level 2 — Inputs other than Level 1 that are observable, either directly or indirectly, such as quoted prices for similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

•
Level 3 — Unobservable inputs (i.e., inputs that reflect the reporting entity’s own assumptions about the assumptions that market participants would use in estimating the fair value of an asset or liability) are used when little or no market data is available. The fair value hierarchy gives the lowest priority to Level 3 inputs.

A financial instrument’s categorization within the valuation hierarchy is based upon the lowest level of input that is significant to the fair value measurement. Where quoted prices are available in an active market, securities are classified as Level 1 of the valuation hierarchy. If quoted market prices are not available for the specific financial instrument, then the Company estimates fair value by using pricing models, quoted prices of financial instruments with similar characteristics or discounted cash flows. In certain cases where there is limited activity or less transparency around inputs to valuation, financial assets or liabilities are classified as Level 3 within the valuation hierarchy.

The Company does not use derivative instruments for hedging of market risks or for trading or speculative purposes. In conjunction with the issuance of the Platinum Notes (see Note 8, Convertible Promissory Notes and Other Notes Payable), the Company determined that i) the cash payment option or put option, which provides the lender with the right to require the Company to repay part of the debt at a 25% premium, and ii) the note term extension option, which provides the lender with the right to extend the maturity date one year, are embedded derivatives that should be bifurcated and accounted for separately as liabilities. Also, in conjunction with the Platinum Notes, the Company issued warrants to purchase 560,000 shares of its common stock. These warrants include certain exercise price adjustment features. As a result of adopting a new accounting standard, as disclosed in Note 3, Summary of Significant Accounting Policies, the Company determined that the warrants are liabilities. These liabilities are recorded at their estimated fair value. The Company determined the fair value of the i) put option and note term extension option using an internal valuation model with Level 3 inputs and ii) warrants using a lattice model with Level 3 inputs. Inputs used to determine fair value include the estimated value of the underlying common stock at the valuation measurement date, the remaining contractual term of the notes, risk-free interest rates, expected volatility of the price of the underlying common stock, and the probability of a qualified financing. Changes in the fair value of these liabilities are recognized as a non-cash charge or income in other income (expense) in the consolidated statements of operations.

The fair value hierarchy for liabilities measured at fair value on a recurring basis is as follows:

		Fair Value Measurements at Reporting Date Using
		Quoted Prices
		in Active	Significant
		Markets for	Other	Significant
	Total	Identical	Observable	Unobservable
	Carrying	Assets	Inputs	Inputs
	Value	(Level 1)	(Level 2)	(Level 3)

March 31, 2011:
Put option and note term extension option liabilities	$90,749	$-	$-	$90,749
Warrant liability	$417,054	$-	$-	$417,054
March 31, 2010:
Put option and note term extension option liabilities	$150,147	$-	$-	$150,147
Warrant liability	$403,574	$-	$-	$403,574

During the fiscal years ended March 31, 2011 and 2010, there were no significant changes to the valuation models used for purposes of determining the fair value of the Level 3 put option and note term extension option liabilities and warrant liability.

The changes in Level 3 liabilities measured at fair value on a recurring basis are as follows:

	Fair Value Measurements Using Significant
	Unobservable Inputs (Level 3)
	Put Option
	and Note
	Term
	Extension
	Option	Warrant
	Liabilities	Liability	Total

Balance at March 31, 2009	$41,962	$-	$41,962
Recognition of warrant liability upon adoption of new accounting standard	-	151,281	151,281
Marked to market (gain) loss included in net loss	(13,888)	162,265	148,377
Recognition of liability and note discount upon modification of Platinum Notes	122,073	90,028	212,101
Balance at March 31, 2010	150,147	403,574	553,721
Marked to market (gain) loss included in net loss	(217,409)	13,480	(203,929)
Recognition of liability and note discount upon modification of Platinum Notes	158,011	-	158,011
Balance at March 31, 2011	$90,749	$417,054	$507,803

No assets or other liabilities were carried at fair value as of March 31, 2011 and 2010.

5.  Property and Equipment

Property and equipment consist of the following:

	March 31,
	2011	2010

Laboratory equipment	$494,926	$439,808
Computers and network equipment	60,703	58,067
Office furniture and equipment	75,097	75,097
	630,726	572,972
Accumulated depreciation and amortization	(542,998)	(497,735)
Property and equipment, net	$87,728	$75,237

The Company granted a security interest covering its laboratory and computer equipment in conjunction with notes payable under a line of credit agreement (see Note 8, Convertible Promissory Notes and Other Notes Payable).

6.  AV-101 Acquisition

In November 2003, pursuant to an Agreement and Plan of Merger (the “Agreement”), the Company acquired Artemis, a private company in the development stage, for the purpose of acquiring exclusive licenses to patents related to the use and function of AV-101, a drug candidate then in preclinical development which may have the potential to treat epilepsy, neuropathic pain, and neurodegenerative diseases such as Huntington’s and Parkinson’s diseases. Pursuant to the Agreement, each share of common stock of Artemis was converted into the right to receive 0.9045 shares of the Company’s Series B-1 preferred stock, resulting in the Company’s issuing 1,356,750 shares of its Series B-1 preferred stock. The shares of Series B-1 preferred stock were valued at $5.545 per share, and accordingly the purchase price of all outstanding shares of Artemis was $7.523 million. The total purchase price was allocated to AV-101 acquired in-process research and development and was expensed subsequent to the acquisition, since AV-101 required further research and development before the Company could commence clinical trials and did not have any proven alternative future uses.

The United States National Institutes of Health ("NIH") awarded the Company $4.3 million to support preclinical development of AV-101 during fiscal years 2006 through 2008, culminating in the submission in November 2008 of its Investigational New Drug ("IND") application to conduct Phase 1 human clinical testing of AV-101 for neuropathic pain. In April 2009, the NIH awarded the Company a $4.2 million grant to support the Phase 1 clinical development of AV-101, and subsequently increased the grant to $4.6 million in July 2010. The Company expects to complete the Phase 1a clinical trial in the third calendar quarter of 2011 and initiate Phase 1b clinical testing in the fourth calendar quarter of 2011.

7.  Accrued Expenses

Accrued expenses consist of:

	March 31,
	2011	2010

Accrued professional services	$64,954	$537,078
Accrued research and development expenses	1,088,962	128,806
Other accrued expenses	267,990	235,829
	$1,421,906	$901,713

8.  Convertible Promissory Notes and Other Notes Payable

The following tables summarize the loan activity for the Company’s convertible promissory notes and other notes payable:

						Accrued
	Balance			Amortization	Balance	Interest
	3/31/2009	Additions	Payments		3/31/2010	3/31/2010
Convertible Promissory Notes:
2006/2007 Notes, including $947,368 to related parties, at March 31, 2009 and 2010	$1,837,368	$-	$-	$-	$1,837,368	$507,525
Platinum Notes	4,000,000	-	-	-	4,000,000	165,480
Note discounts	(215,413)	(1,040,568)	-	426,165	(829,816)	-
Platinum Notes, net	3,784,587	(1,040,568)	-	426,165	3,170,184	165,480
2008/2010 Notes	1,505,000	1,196,815	-	-	2,701,815	306,044
Total convertible promissory notes, net	$7,126,955	$156,247	$-	$426,165	$7,709,367	$979,049
Other Notes Payable
Related parties:
7% Notes payable to Officer and Directors for legal and consulting services (1)	$34,423	$-	$-	$-	$34,423	$15,938
Notes payable to Cato BioVentures under line of credit	170,000	-	-	-	170,000	33,067
Total current notes payable to related parties	$204,423	$-	$-	$-	$204,423	$49,005
Accrued officer’s compensation
Non-interest bearing notes payable to Officer for deferred salary	$56,986	$-	$-	$-	$56,986	$-
Unrelated parties, current portion:
10% Notes payable to vendors for accounts payable converted to notes payable	$-	$279,116	$(45,000)	$-	$234,116	$1,889
Note discounts	-	(35,000)	-	15,210	(19,790)	-
10% Notes, net	-	244,116	(45,000)	15,210	214,326	1,889
Total current notes payable to unrelated parties	$-	$244,116	$(45,000)	$15,210	$214,326	$1,889
Unrelated parties, long term portion:
7.5% Notes payable to vendor for accounts payable converted to notes payable	$-	$1,312,259	$(10,000)	$-	$1,302,259	$3,707
Note discount	-	(291,210)	-	3,326	(287,884)	-
Total long-term notes payable to unrelated parties	$-	$1,021,049	$(10,000)	$3,326	$1,014,375	$3,707

(1)	Includes two notes with principal balances of $26,419 and $8,004 and corresponding accrued interest of $9,580 and $6,358, respectively, as of March 31, 2010.

						Balance 3/31/11	Accrued Interest 3/31/11
	Balance 3/31/2010	Additions	Payments	Amortization	Reclass- ification to Long Term

Convertible Promissory Notes (1):
2006/2007 Notes, including $947,368 to related parties, at March 31, 2010 and 2011	$1,837,368	$-	$-	$-	$-	$1,837,368	$701,291
Platinum Notes	4,000,000	-	-	-	-	4,000,000	585,437
Note discounts	(829,816)	(1,220,792)	-	1,376,597	-	(674,011)	-
Platinum Notes, net	3,170,184	(1,220,792)	-	1,376,597	-	3,325,989	585,437
2008/2010 Notes	2,701,815	270,000	-	-	-	2,971,815	609,542
Total convertible promissory notes, net	$7,709,367	$(950,792)	$-	$1,376,597	$-	$8,135,172	$1,896,270
Non-interest bearing promissory notes
August 2010 Short-Term Notes including $525,000 to related parties at March 31, 2011	$-	$1,120,000	$-	$-	$-	$1,120,000	$-
Note discount	-	(572,013)		557,743	-	(14,270)	-
Non-interest bearing notes, net	$-	$547,987	$-	$557,743	$-	$1,105,730	$-
Other Notes Payable
Related parties:
7% Notes payable to Officer and Directors for legal and consulting services (2)	$34,423	$-	$-	$-	$-	$34,423	$15,938
Notes payable to Cato BioVentures under line of credit	170,000	-	-	-	(170,000)	-	-
Total current notes payable to related parties	$204,423	$-	$-	$-	$(170,000)	$34,423	$15,938
Notes payable to Cato BioVentures under line of credit, non-current	$-	$-	$-	$-	$170,000	$170,000	$40,788
Accrued officer's compensation
Non-Interest bearing notes payable to Officer for deferred salary	$56,986	$-	$-	$-	$-	$56,986	$-
Unrelated parties, current portion:
7.5% Notes payable to vendor for accounts payable converted to notes payable	$-	$99,242	$(1,000)	$-	$(92,652)	$5,590	$122

10% Notes payable to insurance premium financing company	-	6,025	(624)	-	-	5,401	-

10% Notes payable to vendors for accounts payable converted to notes payable	234,116	21,003	(84,000)	-	(30,656)	140,463	9,345
Note discounts	(19,790)	-	-	19,790	-	-	-
10% Notes, net	214,326	21.003	(84,000)	19,790	(30,656)	140,463	9,345
Total current notes payable to unrelated parties	$214,326	$126,270	$(85,624)	$19,790	$(123,308)	$151,454	$9,467
Unrelated parties, long term portion:
7.5% Notes payable to vendors for accounts payable converted to notes payable	$1,302,259	$951,162	$(120,000)	$-	$92,652	$2,226,073	$37,315
Note discount	(287,884)	-	-	51,267	-	(236,617)	-
7.5% Notes, net	1,014,375	951,162	(120,000)	51,267	92,652	1,989,456	37,315
10% Notes payable to vendors for accounts payable converted to notes payable	-	48,805	-	-	30,656	79,461	-
Total long term notes payable to unrelated parties	$1,014,375	$999,967	$(120,000)	$51,267	$123,308	$2,068,917	$37,315

(1)
The 2006/2007 Notes and the 2008/2010 Notes totaling $4,809,183 and related accrued interest totaling $1,310,833 at March 31, 2011 are classified as current liabilities. The Platinum Notes totaling $3,325,989 and related accrued interest totaling $585,437 at March 31, 2011 are classified as non-current liabilities.

(2)	Includes two notes with principal balances of $26,419 and $8,004 and corresponding accrued interest of $9,580 and $6,358, respectively, as of March 31, 2011.

2006/2007 Notes

During 2006 and 2007, the Company raised $1,025,000 in convertible promissory notes (the “2006/2007 Notes”) from individual investors, some of whom are represented by the members of the Company’s Board of Directors. In addition, Cato BioVentures (“CBV”), a related party, agreed to convert $812,368 of the Company’s accounts payable and accrued interest into the 2006/2007 Notes as partial payment for contract research services rendered by Cato Research Ltd. (“CRL”), an affiliate of CBV. This resulted in a total of $1,837,368 in 2006/2007 Notes. The 2006/2007 Notes bear interest at an annual rate of 10%, are unsecured, and had an original maturity date of August 31, 2007, which has since been extended to April 30, 2011. The 2006/2007 Notes and accrued interest automatically convert into shares of equity securities issued upon the closing of an equity or equity based financing or series of equity based financings resulting in gross proceeds to the Company totaling at least $5.0 million whereby the Company becomes a publicly traded company (“Qualified Financing”) or upon the sale of the Company or its assets. The 2006/2007 Notes and accrued interest will convert into shares at a conversion price per share equal to the price per share of the stock sold in the Qualified Financing or, in the case of a sale of the Company or substantially all of its assets, $6.00 per share.

Along with the issuance of the 2006/2007 Notes, each noteholder was also issued a warrant to purchase that number of shares of common stock determined by dividing the principal amount of such noteholder’s 2006/2007 Notes by the price per share sold in the Qualified Financing. The warrants are exercisable upon a Qualified Financing at an exercise price equal to the lower of: (i) $6.00; or (ii) the price per share in a Qualified Financing. The warrants expire on December 31, 2013 or 10 days preceding the closing date of the sale of the Company or its assets. The Company determined that the warrants should be accounted for as equity and had a nominal value at the date of issuance.

As a condition of the Company’s issuance of the Platinum Notes (as described below), the holders of the 2006/2007 Notes agreed to (i) extend the maturity date of the Notes to June 30, 2008; (ii) use the definition of “Qualified Financing” for automatic conversion; (iii) extend the expiration of the Warrants to June 30, 2012 to be co-terminus with the warrants issued with the Platinum Notes; (iv) eliminate a provision causing the Warrants to expire upon completion of the Company’s initial public offering; (v) have a warrant exercise price equal to the lesser of $6.00 or the share price in a Qualified Financing; and (vi) incorporate the “call” feature into the Warrants.

On May 16, 2008, in conjunction with the issuance by the Company of the 2008/2010 Notes, the 2006/2007 Noteholders agreed to further extend the maturity of the 2006/2007 Notes to December 31, 2009 and the expiration date of the Warrants to December 31, 2013. On December 9, 2009, the Company and the Noteholders amended the 2006/2007 Notes to extend the maturity date to December 31, 2010. In December 2010, the Company and the Noteholders amended the 2006/2007 Notes to extend the maturity date to April 30, 2011.  The modifications to the 2006/2007 Notes and warrants did not have any accounting consequence as the Notes and warrants are contingently convertible and exercisable, and the effect of the modification on the fair value of the note conversion feature and warrants was not significant. The effective annual interest rate on the Notes is 8.52% under the May 16, 2008 modification, 7.71% under the December 15, 2009 modification and 7.32% under the December 2010 modification.  See Note 16, Subsequent Events, for the conversion of these notes into common stock and warrants in May 2011.

Platinum Notes

On June 19, 2007, the Company completed a $2.5 million convertible promissory note offering that was funded by a single investor, Platinum Long Term Growth Fund VII (“Platinum”). On July 2, 2007, the Company completed an additional $1.25 million convertible promissory note offering with the same investor (collectively, the “2007 Platinum Notes”). The 2007 Platinum Notes bear interest at an annual rate of 10%, are unsecured and had an original maturity date of June 30, 2008. On May 16, 2008, in conjunction with the issuance of the 2008/2010 Notes, the maturity date of the 2007 Platinum Notes was extended to December 31, 2009. On December 30, 2009, Platinum agreed to extend the maturity date of the 2007 Platinum Notes to December 31, 2010. In December 2010, Platinum agreed to extend the maturity date of the 2007 Platinum Notes to June 30, 2011, and in May 2011 Platinum agreed to extend the maturity date to June 30, 2012. (See Note 16, Subsequent Events.) Platinum may, in its sole discretion, extend the note maturity one year, to June 30, 2013.  The 2006/2007 Notes, the 2007 Platinum Notes, and the 2008/2010 Notes (as defined below) rank senior in preference or priority to all outstanding and future indebtedness of the Company. The agreement pursuant to which the 2007 Platinum Notes were issued contains certain restrictive covenants which, among other things, prohibit the Company from incurring certain amounts of indebtedness, paying dividends or redeeming its preferred or common stock without Platinum’s prior written consent.

The 2007 Platinum Notes’ principal and accrued interest will automatically be converted, subject to certain conditions, upon the closing of a Qualified Financing. The number of shares issuable to Platinum upon conversion of the 2007 Platinum Notes is determined in accordance with one of the following two formulas, as selected by Platinum in its sole discretion: (i) the outstanding principal plus accrued but unpaid interest of each 2007 Platinum Note as of the closing of the Qualified Financing multiplied by 1.25 and divided by the per share price of shares sold in the Qualified Financing; or (ii) the outstanding principal plus accrued but unpaid interest of each 2007 Platinum Note as of the closing of the Qualified Financing divided by the per share price of a share assuming the Company’s pre-Qualified Financing value is $30 million, on a fully-diluted basis. In lieu of converting the then current outstanding balance due under the 2007 Platinum Notes, Platinum may, at its option, elect before converting to receive a cash payment as partial satisfaction of the outstanding balance of the 2007 Platinum Notes. The cash payment is either $750,000 or $1,125,000, depending on the amount that will be raised in a Qualified Financing and would result in a corresponding principal reduction of either $600,000 or $900,000, respectively. The 2007 Platinum Notes are voluntarily convertible, at the option of Platinum, at any time prior to a Qualified Financing or their maturity date, into shares of common stock generally at the lesser of (i) the price per share of the Company’s most recent equity financing; (ii) the price per share of any subsequent equity financing; or (iii) the price per share assuming a $30 million valuation of the Company on a fully diluted basis.

In addition, Platinum was issued warrants to purchase up to 525,000 shares of common stock at an exercise price of $6.00 per share, subject to adjustment downwards in the event that the Company issues additional shares of common stock at a per share price lower than $6.00 per share at any time prior to the Company becoming a public company. The warrant exercise price was subsequently amended to $1.50 per share. The warrants had an original expiration date of June 30, 2012, which was subsequently extended to December 31, 2013. The warrants are also subject to a “call” feature whereby the Company has the right to call the warrants at a price of $0.10 per share if shares of the Company’s common stock publicly trade at a per share price greater than $15.00 for at least 15 consecutive trading days, subject to certain other conditions as described in the warrants. The Company used the lattice method to determine the fair value of the warrants.

In connection with the issuance and sale of the 2007 Platinum Notes, the Company engaged a placement agent. Pursuant to the terms of the agreement with the placement agent, the Company paid a cash fee of 8% of the gross proceeds received in the financings and will be obligated to pay 4% of the cash proceeds the Company receives upon exercise of any warrants issued in this transaction. Additionally, the Company agreed to issue to the placement agent a warrant to purchase 120,000 shares of the Company’s common stock with an exercise price of $6.00 and an expiration date of June 30, 2012. On March 12, 2010, the exercise price of these warrants was amended to $2.25, and the incremental fair value of the amended warrant was changed to interest expense in the fiscal year ended March 31, 2010. The Company valued the warrants at a fair value of $0.97 per share on the date of issuance using the Black-Scholes option pricing model and the following assumptions: fair value of common stock — $2.10 per share; risk-free interest rate — 4.97%; volatility — 97%; contractual term — 5.00 years.

The Company determined that i) the cash payment option, or put option, which provides the lender with the right to require the Company to repay part of the debt at a 25% premium upon the closing of a Qualified Financing, and ii) the term extension option, which provides the lender with the right to extend the maturity date one year, are embedded derivatives that should be bifurcated and accounted for separately. Accordingly, the Company recorded the fair value of the derivatives at their inception, as liabilities which are required to be marked to market at each balance sheet date with the changes in fair value recorded as other income and expense. At March 31, 2011 and 2010, the fair value of the derivatives was $90,749 and $150,147, respectively.

The Company allocated the proceeds from the 2007 Platinum Notes and warrants based on their relative fair values. The relative fair value attributable to the warrants is $220,974, which was recorded as a discount to the 2007 Platinum Notes and a corresponding credit to additional paid-in capital. The Company also recorded an additional note discount for the fair value of the derivative liabilities of $85,237 and $42,688 at June 18, 2007 and July 2, 2007, respectively, or a total of $127,925, and $300,000 in cash placement fees and $116,847 for the fair value of warrants issued for placement fees. The note discount totaling $765,746 was amortized to interest expense using the effective interest method over the original one year term of the 2007 Platinum Notes. The original effective interest rate on the note was 32.27% based on the stated interest rate, the amount of amortized discount, and its term.

On May 16, 2008, the Company issued an additional $250,000 convertible promissory note to Platinum (the “2008 Platinum Note”, and together with the 2007 Platinum Notes, the “Platinum Notes”). The terms of the 2008 Platinum Note were substantially the same as those of the 2007 Platinum Notes, with a maturity date of December 31, 2009, which was later extended to December 31, 2010. In December 2010, the 2008 Platinum Note maturity date was extended to June 30, 2011, and in May 2011 the maturity date was extended to June 30, 2012.  In lieu of the automatic conversion of the entire outstanding balance due under the 2008 Platinum Note, Platinum may, at its option, elect before automatic conversion to receive a cash payment as partial satisfaction of the outstanding balance of the note. The cash payment is either $50,000 or $75,000, depending on the amount that will be raised in a Qualified Financing and would result in a corresponding reduction of either $40,000 or $60,000, respectively. The Company also issued a warrant to purchase up to 35,000 shares of common stock to Platinum with the same exercise price as the previous warrants issued to Platinum to purchase 525,000 shares of common stock. This warrant expires December 31, 2013.

In connection with the issuance and sale of the 2008 Platinum Note the Company engaged a placement agent. Pursuant to the terms of the agreement with the placement agent, the Company was obligated to pay a cash fee of 8% of the gross proceeds received from the financing in excess of $250,000 (“threshold amount”) and 4% of the cash proceeds received upon exercise of warrants issued in this transaction. Additionally, the Company agreed to issue to the placement agent warrants to purchase 16,000 shares of the Company’s common stock with an exercise price of $6.00 and an expiration date of June 28, 2012. On March 12, 2010, the exercise price of warrants to purchase 2,400 of the 16,000 shares of common stock was amended to $2.25, and the incremental fair value of the amended warrant was charged to interest expense in the fiscal year ended March 31, 2010. The Company also agreed to issue the placement agent warrants to purchase 0.032 shares of the Company’s common stock for each dollar of gross proceeds in excess of the threshold amount. The Company valued these warrants at a fair value of $0.08 per share on the date of issuance using the Black-Scholes option pricing model and the following assumptions: fair value of common stock — $0.60 per share; risk-free interest rate — 4.12%; volatility — 77%; contractual term — 4.00 years.

The Company allocated the note proceeds from the 2008 Platinum Note and associated warrant based on their relative fair values. The relative fair value attributable to the warrant was $7,103, which the Company recorded as a discount to the 2008 Platinum Note and a corresponding credit to additional paid-in capital. The Company recorded an additional note discount of $13,285 for the fair value of the put option and term extension option liabilities and $1,339 for the fair value of warrants issued for placement fees. The note discount totaling $21,727 is being amortized to interest expense using the effective interest method over the term of the 2008 Platinum Note. The original effective interest rate on the 2008 Platinum Note was 14.98% based on the stated interest rate, the amount of amortized discount, and its term.

Extension of maturity date

On May 16, 2008, in conjunction with the 2008/2010 Note financing on that date, the maturity date of the 2007 Platinum Notes was extended to December 31, 2009 from June 30, 2008, and the expiration date of the associated warrants was extended to December 31, 2013. On December 30, 2009, Platinum agreed to extend the maturity date of the Platinum Notes to December 31, 2010. The Company also reduced the exercise price of the associated warrants from $6.00 to $1.50 per share. In December 2010, the maturity date of the 2007 Platinum Notes was extended to June 30, 2011 from December 31, 2010.  In May 2011, the maturity date was extended to June 30, 2012. See Note 16, Subsequent Events.

The Company evaluated the extension of the maturity dates of the Platinum Notes and modifications to the associated warrants and determined that the modifications are to be accounted for as a troubled debt restructuring on a prospective basis. The Company has recorded discounts of $65,600 and $90,028, respectively, to the Platinum Notes which are equal to the incremental fair value of the modified warrants under the May 16, 2008 and December 30, 2009 modifications, with a corresponding credit to additional paid-in capital under the May 16, 2008 modification, and a warrant liability under the December 30, 2009 modification. The incremental fair value of the cash payment and note term extension options of $199,266, $122,073, and $158,011, respectively, was recorded as a note discount, with a corresponding credit to the related liability for these derivatives under the May 16, 2008, December 30, 2009, and December 2010 modifications. The incremental fair value of the Platinum Notes’ conversion option was not significant under the May 16, 2008 modification and was $828,467 and $1,062,781 under the December 30, 2009 and December 31, 2010 modifications, respectively, which was recorded as a note discount with a corresponding credit to additional paid-in capital. The note discount is being amortized as non-cash interest expense over the remaining term of the Platinum Notes using the effective interest method. The effective annual interest rate of the extended Platinum Notes is 14.65% under the May 16, 2008 modification, 27.50% under the December 30, 2009 modification and 26.96% under the December 2010 modification.

Warrant liability

As a result of the adoption of the new standard as disclosed in Note 3, Summary of Significant Accounting Policies, the Company considers Platinum’s warrants to purchase up to 560,000 shares of the Company’s common stock issued with the Platinum Notes to be a warrant liability. Previously, the warrants were treated as equity. These warrants include certain exercise price adjustment features and accordingly are no longer deemed to be indexed to the Company’s common stock. Therefore, under the new standard, they no longer qualify for a scope exception under the previously issued accounting standards. On April 1, 2009, the Company adopted the new accounting standard and accordingly recorded the estimated fair value of the warrant liability of $151,281 as a non-current liability in the consolidated balance sheet. Changes in the estimated fair value of the warrant liability are recorded in other income (expense) in the consolidated statement of operations. The warrant liability was recorded at its fair value of $417,054  and $403,574 at March 31, 2011 and 2010, respectively, which resulted in a non-cash charge of $13,480 to other income (expense) in the fiscal year ended March 31, 2011 and a non-cash charge of $162,265 to other income (expense) in the fiscal year ended March 31, 2010.

2008/2010 Notes

Between May 2008 and March 31, 2010, the Company raised $2,701,815 in convertible promissory notes (the “2008/2010 Notes”) including a third party vendor conversion of $81,320 of the Company’s accounts payable and accrued expenses into the 2008/2010 Notes.  Between April 1, 2010 and March 31, 2011, the Company raised an additional $270,000.  This resulted in a total of $2,971,815 in 2008/2010 Notes. The 2008/2010 Notes bear interest at an annual rate of 10%, are unsecured, and had an original maturity date of December 31, 2009 prior to an extension of the maturity date to December 31, 2010, and later to April 30, 2011. The 2008/2010 Notes, along with the 2006/2007 Notes and Platinum Notes, rank senior in preference or priority to all outstanding and future indebtedness of the Company. The outstanding principal balance of the 2008/2010 Notes and accrued interest will automatically be converted into shares of common stock upon the occurrence of an equity or equity based financing or series of equity based financings resulting in gross proceeds to the Company totaling at least $3 million (“$3 Million Qualified Financing”) or a sale of the Company or its assets. The note conversion price per share will be equal to the price of the common stock sold in the $3 Million Qualified Financing, or $6.00 per share upon a sale of the Company or its assets, whichever occurs first. The noteholder may voluntarily elect to convert the note and accrued interest at $6.00 per share any time prior to a $3 Million Qualified Financing or the note maturity date.

Each holder of 2008/2010 Notes also has been issued warrants to purchase that number of shares of common stock equal to the number of shares determined by dividing the principal amount of such holder’s 2008/2010 Notes by the price per share sold in a $3 Million Qualified Financing and then multiplying the quotient by 0.5. The warrants expire on December 31, 2013 or 10 days preceding the closing date of the sale of the Company or its assets. The warrants are exercisable at an exercise price equal to the price per share paid in the $3 Million Qualified Financing multiplied by 1.5. The Company determined that the warrants should be accounted for as equity and had nominal value at the date of issuance.

On December 15, 2009, the Company amended the terms of the 2008/2010 Notes to increase the maximum allowable indebtedness under the 2008/2010 Notes to $5,000,000 from $2,000,000; to extend the maturity date of the 2008/2010 Notes to December 31, 2010 from December 31, 2009; and to use the current definition of $3 Million Qualified Financing. The Company also amended the related warrants to increase the number of shares issuable upon exercise of the warrants. Under the amended warrants (as reflected in the preceding paragraph), the number of shares issuable is calculated by multiplying the outstanding principal amount of the 2008/2010 Notes by 50% and then dividing by the $3 Million Qualified Financing price. The exercise price of the warrants (as reflected in the preceding paragraph) was modified to equal 150% of the price per share of shares sold in a $3 Million Qualified Financing. The modifications to the 2008/2010 Notes and warrants do not have any accounting consequence, as the notes and warrants are contingently convertible and exercisable and the effect of the modifications on the fair value of the note conversion feature and warrants was not significant.

In December 2010, the Company amended the terms of the 2008/2010 Notes to extend the maturity date to April 30, 2011 from December 31, 2010.  The December 2010 modification, consistent with the above, did not have any accounting consequence as the notes are contingently convertible and the effect of the modification on the fair value of the note conversion feature was not significant.  See Note 16, Subsequent Events, for the conversion of these notes into common stock and warrants in May 2011.

August 2010 Short-Term Notes

In August of 2010, the Company issued short-term, non-interest bearing, unsecured promissory notes “August 2010 Short-Term Notes” having an aggregate principal amount of $1,064,000 for a purchase price of $800,000.  The August 2010 Short-Term Notes were due and payable at the earlier of (i) ten business days following the Closing Date of an initial public offering or (ii) December 1, 2010.

Each holder of August 2010 Short-Term Notes also has been issued warrants to purchase the number of shares of common stock equal to 0.33 times the dollars invested.  The warrants expire three years from the date of issuance and have an exercise price of $3.00 per share.  The Company valued the resulting 264,000 warrants at a fair value of $0.50 per share on the date of issuance using the Black-Scholes option pricing model with the following assumptions:  fair value of common stock - $1.48 per share; risk-free interest rate – 0.86%; volatility - 78.29%; contractual term – 3 years.  The Company recorded the fair value of the warrants as a discount to the notes with a corresponding credit to additional paid-in capital.  The note discount is being amortized using the interest method. The effective annual interest rate of the August 2010 Short-Term Notes is 151.04%.

In November 2010, the Company amended the August 2010 Short-Term Notes to extend the maturity date to December 31, 2010 from December 1, 2010, increased the number of warrants to purchase the number of shares of common stock to equal 0.50 times the dollars invested from 0.33 times the dollars invested and reduced the exercise price to $2.00 per share from $3.00 per share.  This increased the number of warrants related to this financing to 400,000 from 264,000.  The Company evaluated the extension of the maturity dates of the August 2010 Short-Term Notes and modifications to the associated warrants and determined that the modification is to be accounted for as a troubled debt restructuring on a prospective basis.  The Company recorded a discount of $121,099 to the August 2010 Short-Term Notes which is equal to the incremental fair value of the modified warrants under the November 2010 modification, with a corresponding credit to additional paid-in capital.

In December 2010, the Company further amended the August 2010 Short-Term Notes to extend the maturity date to April 30, 2011 from December 31, 2010 and increased the aggregate principal amount to $1,120,000 from $1,064,000.  The Company evaluated the extension of the maturity dates of the August 2010 Short-Term Notes and modifications to the associated principal amount and determined that the modification is to be accounted for as a troubled debt restructuring on a prospective basis.  The Company recorded a discount of $56,000 to the August 2010 Short-Term Notes which is equal to the increased principal amount, with a corresponding credit to debt.  See Note 16, Subsequent Events, for further amendments to these Notes.

The effective interest rate on the August 2010 Short-Term Notes subsequent to these modifications is 63.64% from the original effective interest rate of 151.04%.

7% Notes payable for consulting services

During the period from July 2000 to April 2003, the Company engaged certain members of the Board of Directors to provide consulting services outside of their responsibilities as Board members. In exchange for these services the Company issued promissory notes and warrants. The notes originally accrued interest at an annual rate of 7%. Effective January 2006, the Company and the individuals agreed that no further interest would accrue on the notes and unpaid accrued interest. The notes payable and accrued interest of  $50,361 at March 31, 2011 and 2010, respectively, are due and payable.

Notes payable to Cato BioVentures under line of credit

In February 2004, the Company entered into a loan agreement that established a revolving line of credit facility for up to $200,000 with CBV, a related party, which was increased in 2006 to $400,000. Between June 2004 and October 2004, the Company drew down an aggregate amount of $200,000. Loans made pursuant to the loan agreement bear interest at the rate of prime plus 1% and were due to mature on February 3, 2007. In September 2005, the Company paid all interest accrued to that date and prepaid the interest payable through the maturity date, an aggregate of approximately $35,300, by issuing 5,883 shares of the Company’s Series C preferred stock. The Company has expensed the prepaid interest over the remaining term of the notes. Pursuant to the loan agreement, the Company granted CBV a continuing security interest in the Company’s personal property and equipment, excluding intellectual property. In August 2006 and February 2007, the loan agreement was modified to extend the maturity date of the outstanding balance to December 31, 2009 and to increase the amount available to the Company under the credit facility from $200,000 to $400,000. The annual interest rate on the loans made pursuant to the loan agreement was 4.25% at March 31, 2011 and 2010.

On December 31, 2009, the Company amended its loan agreement with CBV to extend the maturity date of the loans made pursuant to the loan agreement from December 31, 2009 to December 31, 2010, or ninety days after the initial public offering of the Company’s common stock, whichever occurs first.

On December 28, 2010, the Company amended its loan agreement with CBV to extend the maturity date of the loans made pursuant to the loan agreement from December 31, 2010 to December 31, 2012, or ninety days following the closing of an offering of $5,000,000 or more in common stock or the closing of a reverse merger into a public shell company whose common stock currently trades on the OTC Bulletin Board.

On April 24, 2011, the Company entered into a new loan agreement with Cato Holding Company which cancelled this loan agreement in full.  See Note 16, Subsequent Events.

Note payable issued for the cancellation of accounts payable

On October 12, 2009, the Company issued a promissory note payable to the Regents of the University of California (“UC”) with a principal balance of $90,000 in exchange for the cancellation of certain amounts payable under a research collaboration agreement (the “UC Note 1”). The UC Note is payable in monthly principal installments of $15,000 through May 30, 2010. Interest on the UC Note at 10% per annum is payable on May 30, 2010. If the Company completes an initial public offering of its stock, the remaining balance of the UC Note will be payable within 10 business days after the initial public offering is consummated.  The Company made the first two monthly installments totaling in the aggregate $30,000.  On February 25, 2010, the Company issued a promissory note payable to UC with a principal balance of $170,000 in exchange for the cancellation of the remaining $60,000 of Note 1 and the cancellation of certain amounts payable under a research collaboration agreement (“UC Note 2”). UC Note is payable in monthly principal installments of $15,000 through May 31, 2010, with the remaining $125,000 plus all accrued and unpaid interest due on or before June 30, 2010. Interest on UC Note 2 at 10% per annum is payable on May 30, 2010. If the Company completes an initial public offering of its stock, the remaining balance of the Note will be payable within 10 business days after the initial public offering is consummated.  On June 28, 2010, the Company amended UC Note 2 to extend the payment terms as follows: monthly installments of $15,000 are payable through May 31, 2010, $10,000 due on June 30, 2010 and $115,000 plus all accrued and unpaid interest due and payable on or before August 30, 2010.  On August 25, 2010 and again on October 30, 2010, the Company amended UC Note 2 to extend the date of the final installment payment to be made under UC Note 2 to December 31, 2010 while adding a strategic premium to preserve license rights under the research collaboration agreement in exchange for an increase in the then-outstanding principal amount of UC Note 2 by $15,000 to $125,000. On December 22, 2010, the Company amended UC Note 2 a fourth time and increased the monthly payment amount to $5,000 with payments continuing until the outstanding balance of principal and interest is paid in full. The provision requiring the payment of the outstanding balance within 10 business days following the closing of an initial public offering remains unchanged.

On March 1, 2010, the Company issued a 10% promissory note with a principal balance of $75,000 in exchange for the cancellation of certain amounts payable for accrued royalties.  The principal balance plus all accrued and unpaid interest is due on or before December 31, 2010 (“March 2010 Note”). If the Company completes an initial public offering of its stock prior to any installment dates, $25,000 of the remaining balance of the March 2010 Note will be due on June 30, 2010, and any remaining balance of the March 2010 Note and all accrued and unpaid interest will be payable within 90 business days after the initial public offering is consummated.  On December 28, 2010, the Company amended the March 2010 Note and extended its maturity date to the first to occur of April 30, 2011 or 30 days following the date of closing of the closing of a financing with gross proceeds of $5,000,000 or more.  The Company is currently in discussions with the holder of the March 2010 Note and expects the Note will be cancelled in favor of certain amounts payable to the Company equal to or greater than the outstanding balance of the Note.

On August 13, 2010, the Company issued a 10% promissory note with a principal balance of $40,962 in exchange for the cancellation of certain amounts payable for services rendered.  Under the terms of this note, the Company must make payments of $1,000 per month with any unpaid principal or accrued interest due and payable upon the first to occur of (i) August 1, 2013, (ii) the issuance and sale of equity securities whereby the Company raises at least $5,000,000 or (iii) the sale or acquisition of all or substantially all of the Company’s stock or assets.

On March 15, 2010, the Company issued an unsecured 7.5% promissory note with a principal balance of $1,280,125 in exchange for the cancellation of certain amounts payable for legal services rendered by Morrison & Foerster LLP, the Company’s primary outside legal counsel (“Morrison & Foerster Note”).  The Company is obligated to make monthly payments of $10,000 until December 15, 2011. However, the monthly payments will increase to $50,000 upon the completion of an initial public offering, and, in addition, a $250,000 payment will be payable upon the completion of an equity financing of at least $3 million. The Note bears annual interest at 7.5% and the outstanding balance of the Morrison & Foerster Note and accrued interest is payable on December 31, 2011 or upon the sale of the Company or its assets, or upon an event of default (as defined in the Morrison & Foerster Note), whichever occurs first. Additionally, all amounts payable for services rendered by the payee on behalf of the Company from March 1, 2010 through the closing of an initial public offering shall be automatically added to the outstanding principal balance of the Morrison & Foerster Note upon delivery of an invoice for such services.  Additional billings of $31,601 and $839,731 were added to the outstanding principal of the Note for the periods ending March 31, 2010 and 2011, respectively, related to services rendered.  The remaining additions to the Note in the reporting periods were accrued interest (included in the monthly loan installments).  The Company also issued to Morrison & Foerster a warrant to purchase up to 425,000 shares of its common stock at an exercise price of $3.00 per share. The Warrant expires on December 31, 2014.  The Company valued the Warrant at a fair value of $0.69 per share on the date of issuance using the Black-Scholes option pricing model and the following assumptions: fair value of common stock — $1.48 per share; risk-free interest rate — 2.35%; volatility — 74.82%; contractual term — 4.83 years.  The Company recorded the fair value of the Warrant as a discount to the Morrison & Foerster Note and a corresponding credit to additional paid-in capital.  The effective annual interest rate of the 7.5% promissory note is 14.86%.  See Note 16, Subsequent Events, for further amendments to this Note.

On February 25, 2011, the Company issued to Burr, Pilger, and Mayer, LLC (“BPM”) an unsecured promissory note with a principal amount of $98,674 for the amounts payable in connection with valuation services provided to the Company by BPM. The Note bears interest at the rate of 7.5% per annum and has payment terms of $1,000 per month, beginning March 1, 2011 and continuing until all principal and interest are paid in full.  A portion of the principal payments may be accelerated upon the completion of certain future financing events.

9.  Capital Stock

The Company is authorized to issue two classes of stock, to be designated, respectively, common stock and preferred stock. As of March 31, 2011 and 2010, the Company is authorized to issue 95,000,000 total shares. Of that amount, 75,000,000 shares shall be no par value common stock. The remaining 20,000,000 shares shall be no par value preferred stock.

Preferred Stock

The 20,000,000 no par value preferred stock may be issued in various series as approved by the Board of Directors and in accordance with the Amended and Restated Articles of Incorporation (“Articles of Incorporation”). The holders of preferred stock are entitled to a liquidation preference upon a liquidation, dissolution or winding up of the Company or upon the occurrence of a deemed liquidation event. The preferred stock is non-redeemable. As a result of the nature of the liquidation preference, the preferred stock is classified outside of shareholders’ deficit in the accompanying consolidated balance sheets. A summary of issued and outstanding preferred stock is as follows:

	Shares	Shares Issued and		Liquidation
Series	Authorized	Outstanding	Net Proceeds	Value

A	434,469	431,930	$964,710	$994,206
B	565,531	515,568	2,651,095	2,858,853
B-1	1,356,800	1,356,750	7,523,179	7,523,179
C	850,000	580,407	3,395,827	3,482,777
Total at March 31, 2011 and 2010	3,206,800	2,884,655	$14,534,811	$14,859,015

The rights, preferences, privileges and restrictions of the Series A, Series B, Series B-1 and Series C preferred stock are set forth in the Company’s Articles of Incorporation, and are summarized as follows:

Dividends

Subject to the rights of any series of preferred stock which may from time to time come into existence, the holders of outstanding shares of Series C preferred stock (“Series C”) and Series B-1 preferred stock (“Series B-1”) (together, the “Senior Preferred”) are entitled to receive dividends prior and in preference to any declaration or payment of any dividend on the Series B preferred stock (“Series B”), Series A preferred stock (“Series A”) or common stock at an annual rate of 8% of the original issue price of such series, when and if declared by the Board of Directors. Such dividends shall not be cumulative. Following full payment of such dividends, the holders of the Series B and Series A (together the “Junior Preferred”) shall be entitled to receive dividends prior and in preference to any declaration or payment of any dividend on the common stock at an annual rate of 8% of the original issue price of such series, when and if declared by the Board of Directors. Such dividends shall not be cumulative.

Through March 31, 2011, no dividends have been declared.

Liquidation Preference

In the event of any liquidation, dissolution, or winding up of the Company, either voluntary or involuntary, the holders of shares of each series of preferred stock retain a liquidation preference over common shareholders as follows:

a) the holders of Series C and Series B-1 shall be entitled to receive, on a pari passu basis with respect to each other and in preference to the Junior Preferred and common stock, amounts equal to the original issue price for each share held, plus amounts equal to all declared but unpaid dividends on such shares. In the event the assets and funds available for distribution are insufficient to permit such payment of the full preferential amount, the assets and funds available for distribution shall be distributed ratably among holders of the Senior Preferred in proportion to the preferential amount each such holder would otherwise be entitled to receive.

b) after payment has been made to the holders of Senior Preferred, the holders of the Junior Preferred shall be entitled to receive on a pari passu basis with respect to each other and in preference to the common stock, amounts equal to the original issue price for each share held, plus amounts equal to all declared but unpaid dividends on such shares. In the event the assets and funds available for distribution are insufficient to permit such payment of the full preferential amount, the assets and funds available for distribution shall be distributed ratably among holders of the Junior Preferred in proportion to the preferential amount each such holder would otherwise be entitled to receive.

c) after payment has been made to the holders of Senior Preferred and Junior Preferred, if assets remain, the holders of common stock shall receive pro rata all the remaining assets of the Company.

A merger or consolidation of the Company, or a sale of all or substantially all its assets after which the shareholders do not hold a majority of the voting power, will each be deemed to be a liquidation, dissolution or winding up of the Company.

Conversion

The holders of shares of each series of the Company’s preferred stock have the right at any time to convert their shares into common stock on a one-for-one basis, subject to adjustment for dilutive issuances, splits, and combinations. The preferred stock will automatically convert into common stock, on a one-for-one basis, subject to certain anti-dilution adjustments, upon (i) the closing of an underwritten public offering of shares of common stock at a public offering price of at least $50.00 per share and minimum proceeds, net of underwriter’s fees, of $15,000,000; or (ii) the written consent or agreement of the holders of at least a majority of outstanding shares of all classes of preferred stock.

Voting

The holder of each share of preferred stock shall have the right to one vote for each share of common stock into which such preferred stock could be converted. The holder shall have full voting rights and powers equal to the voting rights and powers of the holders of the common stock. In addition to these voting rights, the holders of the Series B-1, voting together as a class on an as-converted basis, shall be entitled to elect one member of Board of Directors.

Warrants

In connection with the Series C preferred stock financing, certain investors were issued warrants to purchase common stock. As of March 31, 2011, none of these warrants were exercised and all of them have expired.

In connection with the Company’s issuance and sale of the 2006/2007 Notes, each holder was issued a warrant to purchase that number of shares of common stock determined by dividing the principal amount of such holder’s 2006/2007 Note by the price per share sold under a Qualified Financing. The warrants expire on December 31, 2013 or 10 days preceding the Closing Date of the Sale of the Company or its assets. The warrants are exercisable upon a Qualified Financing at an exercise price equal to the lower of: (i) $6.00; and (ii) the price per share under a Qualified Financing. See Note 8, Convertible Promissory Notes and Other Payables, and Note 16, Subsequent Events.

In connection with the Company’s issuance and sale of the Platinum Notes, Platinum was issued warrants to purchase up to 560,000 shares of common stock at an exercise price of $6.00 per share, subsequently amended to $1.50 per share. The warrants expire on December 31, 2013. See Note 8, Convertible Promissory Notes and Other Payables.

In connection with the Platinum transactions, the Company issued to its placement agent a warrant to purchase up to 136,000 shares of common stock at an exercise price of $6.00 and with an expiration date of June 30, 2012. On March 5, 2010, in connection with strategic advisory services and additional investment banking services by the placement agent relating to the Platinum transactions, we adjusted the exercise price of warrants to purchase 122,400 of the 136,000 shares of common stock to $2.25 per share. See Note 8, Convertible Promissory Notes and Other Payables.

In connection with the issuance and sale of the 2008/2010 Notes, each holder of a 2008/2010 Note was issued warrants to purchase that number of shares of common stock equal to the number of shares determined by dividing the principal amount of such holder’s 2008/2010 Note by the price per share sold under a $3 Million Qualified Financing and then multiplying the quotient by 0.5. The warrants expire on December 31, 2013 or 10 days preceding the closing date of the sale of the Company or its assets. The warrants are exercisable upon a $3 Million Qualified Financing at an exercise price equal to the price per share under a $3 Million Qualified Financing multiplied by 1.5. See Note 8, Convertible Promissory Notes and Other Payables, and Note 16, Subsequent Events.

In connection with the August 2010 Short-Term Notes, each holder of an August 2010 Short-Term Note was issued warrants to purchase the number of shares of common stock equal to 0.33 times the dollars invested.  The warrants expire three years from the date of issuance and had an exercise price of $3.00 per share.  In November 2010, the Company amended the August 2010 Short-Term Notes to increase the number of warrants to purchase the number of shares of common stock to equal 0.50 times the dollars invested from 0.33 times the dollars invested and reduced the exercise price to $2.00 per share from $3.00 per share.  This increased the number of warrants related to this financing to 400,000 from 264,000.  See Note 8, Convertible Promissory Notes and Other Payables.

The warrants issued in connection with the Platinum Notes described above are subject to a “call” feature whereby the Company has the right to call the warrants at a price of $0.10 per share if shares of the Company’s common stock have been trading at a per share price greater than $15.00 for at least fifteen consecutive trading days, subject to certain other conditions as provided in the warrants.

In August 2006, the Company entered into a consulting services agreement in connection with its preparation for a going public transaction. Pursuant to the consulting agreement, the Company agreed to issue to the consulting firm a 5 year warrant to purchase 298,900 shares of its common stock with an exercise price of $0.88 per share. This warrant was issued on May 26, 2007. The Company valued this warrant at a fair value of $0.36 per share on the date of issuance using the Black- Scholes option pricing model and the following assumptions: fair value of common stock — $0.70 per share; risk-free interest rate — 4.68%; volatility — 106%; contractual term — 5 years. In early 2007, the Company terminated the planned going public transaction due to macro market conditions, and accordingly, charged the fair value of the warrant to interest expense.

In November and December 2009, other strategic management consultants were issued warrants to purchase an aggregate of 3,000 shares at a purchase price of $2.00 per share exercisable for a period of five years following date of issuance and warrants to purchase an aggregate of 235,000 shares at a purchase price of $1.50 per share exercisable for a period of three years following the date of issuance.

On March 5, 2010, the Company entered into an agreement for financial advisory services under which it issued warrants for the purchase of up to 150,000 shares of the Company’s common stock at an exercise price of $3.00 per share. The warrants expire on June 30, 2012. The Company valued this warrant at a fair value of $0.47 per share on the date of issuance using the Black- Scholes option pricing model and the following assumptions: fair value of common stock — $1.48 per share; risk-free interest rate — 0.91%; volatility — 86.16%; contractual term — 2.32 years.  The Company also adjusted the exercise price of warrants to purchase up to 122,400 shares of the 136,000 shares previously issued to the financial advisors from $6.00 to $2.25 per share.  The Company valued the re-pricing at a fair value of $0.57 per share on the date of issuance using the Black- Scholes option pricing model and the following assumptions: fair value of common stock — $1.48 per share; risk-free interest rate — 0.91%; volatility — 86.16%; contractual term — 2.32 years.  The re-pricing resulted in an incremental value of $38,847, which has been recorded to consultant expense with a corresponding amount to additional paid-in capital.

As discussed in Note 8, on March 15, 2010 the Company issued to a noteholder a warrant to purchase up to 425,000 shares of its common stock at an exercise price of $3.00 per share.  The warrant expires on December 31, 2014.  The Company valued the warrants at a fair value of $0.69 per share on the date of issuance using the Black-Scholes option pricing model and the following assumptions:  fair value of common stock -- $1.48 per share; risk-free interest – 2.35%; volatility – 74.82%; contractual term – 4.83 years.  The Company recorded the fair value of the warrant as a discount to the note and a corresponding credit to additional paid-in capital.

Common Stock

The Company has issued shares of common stock in exchange for cash and services, cancellation of accounts payable and accrued interest, and upon the exercise of employee stock options and warrants. The holders of shares of common stock are entitled to receive an annual dividend when and if declared by the Company’s Board of Directors and only on a pro rata basis after payment of the preferential dividends to the holders of preferred shares. Through March 31, 2011 no such dividends have been declared. Holders of shares of common stock have liquidation rights to receive any remaining assets on a pro rata basis following full payment of outstanding liabilities and the preferential amounts payable with respect to preferred shares.

On October 30, 2009, the Company sold to Cato BioVentures, a related party, 750,000 shares of the Company’s common stock valued at $1.50 per share in exchange for the cancellation of $1,125,000 in amounts payable for research and development services. On October 30, 2009, the Company also entered into an agreement with a consultant for consulting services totaling $312,500 covering the period from April 1, 2009 until June 30, 2010, or the date the Company completes an initial public offering, whichever occurs first. Under the agreement, the Company issued the consultant 175,000 shares of its common stock valued at $1.50 per share, or $262,500 and agreed to pay the balance of $50,000 in cash.  On April 20, 2010, the agreement was amended such that in addition to the 175,000 shares, the consultant would receive an additional $80,000 payable in four installments. The agreement, as amended, terminates on March 31, 2011.

On November 5, 2009, the Company sold 614,292 shares of its common stock valued at $1.50 per share to the holder of the Platinum Notes in exchange for the cancellation of $921,438 in accrued interest payable under the Platinum Notes.

On December 2, 2009, the Company sold 282,500 shares of its common stock valued at $1.50 per share to University Health Network in exchange for the cancellation of $423,750 of the Company’s accounts payable debt consisting of $301,250 in amounts payable under a sponsored research agreement and for the payment of a contract and technology reinstatement fee of $122,500.

Notes Receivable from Sale of Common Stock to Related Parties

Upon the approval of the Board of Directors, in December 2006 and March 2007, two of the Company’s officers, who were also directors, exercised options and warrants to purchase an aggregate of 204,498 shares of common stock in exchange for full recourse promissory notes in the total amount of $149,771. The notes were issued as additional compensation for use as consideration in the exercise of the above mentioned derivative securities. The notes bear interest at a rate of 4.90% per annum and are due and payable no later than the earlier of (i) December 1, 2016 or March 1, 2017 (depending on the note); or (ii) ten days prior to the Company’s becoming subject to the requirements of the U.S. Securities Exchange Act of 1934.  See Note 16, Subsequent Events for additional information.

Registration Rights

The Company's preferred stockholders and certain common stockholders have registration rights under specified conditions.  In addition, the automatic conversion of the Platinum Notes (see Note 8, Convertible Promissory Notes and Other Notes Payable) is subject to certain conditions, including registration of the shares of common stock issuable upon conversion of the Platinum Notes.  The Company will bear the registration expenses related to the registration of these securities and will use its best efforts to effect and maintain the effectiveness of such registration statement.  The Company intends to submit a Form S-1 registration statement for certain of its currently outstanding common stock in the second half of calendar year 2011.

Warrants Outstanding

A summary of warrants outstanding is as follows:

		Pro forma	Shares Subject to Purchase
Expiration	Exercise	March 31,	March 31,
Date	Price	2011	2011	2010

Exercisable Warrants
10/31/2010	$6.00	-	-	8,000
7/28/2011	$6.00	2,750	2,750	2,750
11/18/2011	$6.00	8,332	8,332	8,332
5/17/2012	$0.88	298,900	298,900	298,900
6/28/2012	$6.00	13,600	13,600	13,600
6/28/2012	$2.25	122,400	122,400	122,400
6/30/2012	$3.00	150,000	150,000	150,000
12/31/2012	$1.50	235,000	235,000	235,000
3/21/2013	$2.10	2,916	2,916	2,916
8/3/2013 to 9/20/2013	$2.00	400,000	400,000	-
12/31/2013	$1.50	560,000	560,000	560,000
12/31/2013	$6.00	43,700	43,700	43,700
11/4/2014	$2.00	3,000	3,000	3,000
12/31/2014	$3.00	425,000	425,000	425,000
Total Exercisable Warrants		2,265,598	2,265,598	1,873,598

Contingently Exercisable Warrants (a)

Expiration	Exercise
Date	Price
12/31/2013	$1.75	1,049,868
12/31/2013	$2.62	848,998
Total Contingently Exercisable		1,898,866

Total Exercisable and Contingently Exercisable Warrants		4,164,464

(a)
The Company has issued contingently exercisable warrants to the holders of the 2006/2007 Notes and 2008/2010 Notes (see Note 8, Convertible Promissory Notes and Other Notes Payable). The warrants become exercisable upon the occurrence of a Qualified Financing or $3 Million Qualified Financing (whichever is applicable), or sale of the Company or its assets. See Note 16, Subsequent Events. In May 2011, the warrants became exercisable. The pro forma data shows the number of shares and exercise price for the warrants that became exercisable in May 2011.

Shares of Common Stock Reserved for Future Issuance

The Company has reserved shares of its common stock for future issuance as follows:

	March 31,
	2011	2010

Platinum Notes and accrued interest (a)	3,275,312	2,975,343
2006/2007 Notes and 2008/2010 Notes and accrued interest (b)	3,497,152	3,058,715
All series of preferred stock issued and outstanding	2,884,655	2,884,655
Outstanding options under 2008 Stock Incentive Plan, 1999 Stock Incentive Plan, and Scientific Advisory Board 1998 Stock Incentive Plan	3,949,153	3,949,153
Options available for grant under stock incentive plans	1,723,700	1,723,700
Outstanding exercisable warrants to purchase common stock	2,265,598	1,873,598
Contingently exercisable warrants to purchase common stock (b)	1,898,866	1,821,723
	19,494,436	18,286,887

(a)
The shares of common stock reserved for future issuance assume a Qualified Financing occurs at $1.75 per common share and the Platinum Notes and accrued interest, plus a 25% premium, are converted at this share price.

(b)
Assumes that the 2006/2007 Notes and 2008/2010 Notes and accrued interest are both convertible at $1.75 per common share, associated warrants to purchase common shares are determined using the $1.75 conversion price.

10.  Research and Development Expenses

The Company recorded research and development expenses of approximately $3.7  million and $2.5 million, in fiscal years ended March 31, 2011 and 2010, respectively. Research and development expense is composed primarily of employee compensation expenses and direct project expenses, including costs incurred by third-party research collaborators, some of which may be reimbursed under the terms of grant or collaboration agreements.

11.  Income Taxes

The provision for income taxes for the periods presented in the consolidated statements of operations represents minimum California franchise taxes. Income tax expense differed from the amounts computed by applying the U.S. federal income tax rate of 34% to pretax losses as a result of the following:

	Fiscal Years Ended March 31,
	2011	2010

Computed expected tax benefit	(34.0)%	(34.0	) %
Losses not benefited	34.0	34.0
Other	0.1	0.1
Income tax expense	0.1%	0.1%

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets are as follows (thousands):

	March 31,
	2011	2010
Deferred tax assets:
Net operating loss carryovers	$13,197	$10,515
Basis differences in fixed assets	19	26
Accruals and reserves	6	6
Total deferred tax assets	13,222	10,547
Valuation allowance	(13,222)	(10,547)
Net deferred tax assets	$-	$-

Realization of deferred tax assets is dependent upon future earnings, if any, the timing and amount of which are uncertain. Accordingly, the deferred tax assets have been fully offset by a valuation allowance. The valuation allowance increased by $2,675,000 and $2,312,000 during the fiscal years ended March 31, 2011 and 2010, respectively. When realized, deferred tax assets related to employee stock options will be credited to additional paid-in capital.

As of March 31, 2011, the Company had U.S. federal net operating loss carryforwards of $30.7 million, which will expire in fiscal years 2019 through 2031.  As of March 31, 2011, the Company had state net operating loss carryforwards of $30.1 million, which will expire in fiscal years 2013 through 2031.

U.S. federal and state tax laws include substantial restrictions on the utilization of net operating loss carryforwards in the event of an ownership change of a corporation. The Company has not performed a change in ownership analysis since its inception in 1998 and accordingly some or all of its net operating loss carryforwards may not be available to offset future taxable income, if any. Even if the loss carryforwards are available they may be subject to substantial annual limitations resulting from past ownership changes, and ownership changes occurring after March 31, 2011, that could result in the expiration of the loss carryforwards before they are utilized.

The Company files income tax returns in the U.S. federal and Canadian jurisdictions and California and Maryland state jurisdictions. The Company is subject to U.S. federal and state income tax examinations by tax authorities for tax years 1999 through 2011 due to net operating losses that are being carried forward for tax purposes.

The Company does not have any uncertain tax positions or unrecognized tax benefits at March 31, 2011 and 2010. The Company’s policy is to recognize interest and penalties related to income taxes as components of interest expense and other expense, respectively.

12.  Licensing and Collaborative Agreements

University Health Network

On September 17, 2007, the Company and University Health Network ("UHN") entered a Sponsored Research Collaboration Agreement to develop certain cardiac stem-cell derived drug discovery technologies. The Agreement was amended on April 19, 2010 to extend the term to five years and give the Company various options to extend the term for an additional three years. On December 15, 2010, the Company and UHN entered into a second amendment to expand the scope of work to include induced pluripotent stem cell technology and to further expand the scope of research and term extension options. On April 25, 2011, the Company and UHN amended the Agreement a third time to expand the scope to include therapeutic and stem cell therapy applications of induced pluripotent cells and to extend the date during which the Company may elect to fund additional projects to April 30, 2012.

U.S. National Institutes of Health

The NIH has awarded the Company a $4.3 million grant to support the preclinical development of AV-101, the Company’s lead drug candidate for treatment of epilepsy, neuropathic pain and neurodegenerative diseases such as Huntington’s and Parkinson’s diseases. In April 2009, the NIH awarded the Company a $4.2 million grant to support the Phase I clinical development of AV-101 and subsequently increased the grant to a total of $4.6 million in July 2010. The Company recognized $1.4  million and $1.8 million in fiscal years 2011 and 2010 of grant revenue related to AV-101.

Cato Research Ltd.

The Company has built a strategic development relationship with CRL, a global contract research and development organization, or CRO. CRL has provided the Company with access to essential CRO services supporting its preclinical and planned clinical development programs. The Company recorded research and development expenses of $429,967 and $567,582 in fiscal years 2011 and 2010, respectively, for services provided by CRL.

13.  Stock Option Plans and 401(k) Plan

The Company has the following share-based compensation plans.

2008 Stock Incentive Plan

On December 19, 2008, the Company adopted the 2008 Stock Incentive Plan (the “2008 Plan”). The maximum number of shares of the Company’s common stock that may be granted pursuant to the 2008 Plan is 5,000,000 shares. The maximum number of shares that may be granted under the 2008 Plan is subject to adjustments for stock splits, stock dividends or other similar changes in the common stock or capital structure.

1999 Stock Incentive Plan

On December 6, 1999, the Company adopted the 1999 Stock Incentive Plan (the “1999 Plan”). The Company initially reserved 900,000 shares for the issuance of awards under the 1999 Plan. The 1999 Plan has terminated under its own terms and, as a result, no awards may currently be granted under the 1999 Plan. However, the options and awards that have already been granted pursuant to the 1999 Plan remain operative.

Scientific Advisory Board 1998 Stock Incentive Plan

The Company’s Board of Directors adopted the Scientific Advisory Board 1998 Stock Incentive Plan (the “SAB Plan”) in July 1998. The Board of Directors authorized 25,000 shares of common stock for awards from the SAB Plan. A committee designated by the Board of Directors administers the SAB Plan. The SAB Plan expired in July 2008. The Compensation Committee has not granted any awards from the SAB Plan since August 2001.

Description of the 2008 Plan

Under the terms of the 2008 Plan, the Compensation Committee, a committee designated by the Company’s Board of Directors may grant shares, options or similar rights having either a fixed or variable price related to the fair market value of the shares and with an exercise or conversion privilege related to the passage of time, the occurrence of one or more events, or the satisfaction of performance criteria or other conditions, or any other security with the value derived from the value of the shares. Such awards include stock options, restricted stock, restricted stock units, stock appreciation rights and dividend equivalent rights.

The Compensation Committee may grant nonstatutory stock options under the 2008 Plan at a price of not less than 100% of the fair market value of the Company’s common stock on the date the option is granted. Incentive stock options under the 2008 Plan may be granted at a price of not less than 100% of the fair market value of the Company’s common stock on the date the option is granted. Incentive stock options granted to employees who, on the date of grant, own stock representing more than 10% of the voting power of all of the Company’s classes of stock are granted at an exercise price of not less than 110% of the fair market value of the Company’s common stock. The maximum term of these incentive stock options granted to employees who own stock possessing more than 10% of the voting power of all classes of the Company’s stock may not exceed five years. The maximum term of an incentive stock option granted to any other participant may not exceed ten years. The Compensation Committee determines the term and exercise or purchase price of all other awards granted under the 2008 Plan. The Compensation Committee also determines the terms and conditions of awards, including the vesting schedule and any forfeiture provisions. Awards under the 2008 Plan may vest upon the passage of time or upon the attainment of certain performance criteria established by the Compensation Committee.

Unless terminated sooner, the 2008 Plan will automatically terminate in 2017. The Board of Directors may at any time amend, suspend or terminate the Company’s 2008 Plan.

The Company recorded $1,154,006 and $668,504 of share-based compensation, net of estimated forfeitures, in general and administrative expenses, in the consolidated statements of operations for fiscal years ended March 31, 2011 and 2010, respectively. The Company recorded $474,830 of share-based compensation, net of estimated forfeitures, in research and development expenses, in the consolidated statements of operations for the fiscal years ended March 31, 2011. No tax benefit has been recognized related to share-based compensation expense for fiscal years ended March 31, 2011 and 2010, since the Company has incurred cumulative net losses for which a valuation allowance has been established. No stock options were granted during fiscal year ended March 31, 2011.  The following assumptions were used to determine share-based compensation expense using the Black-Scholes option valuation model for the fiscal year ended March 31, 2010:

Expected dividend yield	0%
Risk-free rate	2.39% - 3.80%
Volatility	81.78% to 89.08%
Expected option term	6.25 years

The expected dividend yield is zero, as the Company has not paid any dividends and does not anticipate paying dividends in the near future. The risk-free interest rate for periods related to the expected life of the options is based on the U.S. Treasury yield curve in effect at the time of grant. The expected volatility is based on historical volatilities of peer group public companies’ stock over the expected term of the option. The expected term of options represents the period that the Company’s share-based compensation awards are expected to be outstanding. The Company used the simplified method provided in SEC Staff Accounting Bulletin 107 to estimate the expected term. The Company calculated the forfeiture rate based on an analysis of historical data as it reasonably approximates the currently anticipated rate of forfeiture for granted and outstanding options that have not vested.

The following table summarizes stock option activity under the Company’s stock option plans:

	Fiscal Years Ended March 31,
	2011		2010
		Weighted-		Weighted-
	Number of	Average	Number of	Average
		Exercise		Exercise
	Shares	Price	Shares	Price

Outstanding at beginning of period	3,949,153	$1.42	904,353	$1.17
Options:
Granted	-	-	3,068,800	1.50
Exercised	-	-	-	-
Forfeited or expired	-	-	(24,000)	1.65
Outstanding at end of period	3,949,153	$1.42	3,949,153	$1.42
Exercisable at end of period	2,686,561	$1.38	762,773	$1.10
Weighted average grant-date fair value of options granted during the period		$-		$1.50

At March 31, 2011 there were 1,723,700 shares of the Company’s common stock available for grant under the 2008 Plan.

Aggregate intrinsic value is the sum of the amounts by which the fair value of the stock exceeded the exercise price (“in-the-money-options”). At March 31, 2011, the aggregate intrinsic value of outstanding options was $107,000, of which $82,000 related to exercisable options.

The following table summarizes information on stock options outstanding and exercisable under the 2008 Plan, the previous 1999 Plan, and the SAB Plan as of March 31, 2011:

	Options Outstanding			Options Exercisable
		Weighted
		Average	Weighted		Weighted
		Remaining	Average		Average
	Number	Years to	Exercise	Number	Exercise
Exercise Price	Outstanding	Expiration	Price	Exercisable	Price

$0.720	112,540	6.13	$0.72	110,456	$0.72
$0.792	40,000	1.13	$0.79	40,000	$0.79
$0.800	135,315	4.33	$0.80	135,315	$0.80
$0.860	23,000	4.08	$0.86	23,000	$0.86
$0.880	175,999	2.35	$0.88	175,999	$0.88
$0.950	11,000	4.03	$0.95	11,000	$0.95
$1.130	287,500	6.75	$1.13	195,000	$1.13
$1.500	2,838,800	9.68	$1.50	1,845,588	$1.50
$1.650	150,000	4.60	$1.65	-	$1.65
$2.100	149,999	6.85	$2.10	130,412	$2.10
$2.310	25,000	1.80	$2.31	19,791	$2.31
	3,949,153	7.62	$1.42	2,686,561	$1.38

As of March 31, 2011, there was approximately $1,133,605 of total unrecognized compensation cost related to non-vested share-based compensation awards, which is expected to be recognized through March 2013.

On December 31, 2009, the Company, with the optionees’ approval, amended the exercise price of all stock options granted on March 24, 2009 and June 17, 2009 and increased the exercise price to $1.13 per share.

401(k) Plan

The Company maintains a retirement and deferred savings plan for its employees. This plan is intended to qualify as a tax-qualified plan under Section 401(k) of the Internal Revenue Code. The retirement and deferred savings plan provides that each participant may contribute a portion of his or her pre-tax compensation, subject to statutory limits. Under the plan, each employee is fully vested in his or her deferred salary contributions. Employee contributions are held and invested by the plan’s trustee. The retirement and deferred savings plan also permits the Company to make discretionary contributions, subject to established limits and a vesting schedule. To date, the Company has not made any discretionary contributions to the retirement and deferred savings plan on behalf of participating employees.

14.  Related Party Transactions

Cato BioVentures ("CBV"), the parent of Cato Research Ltd. ("CRL"), is the Company’s largest equity investor, holding common stock, a majority of the Company’s Series B-1 preferred stock as well as 2006/2007 Notes and warrants to purchase shares of its common stock. The Company’s Chief Executive Officer, who is also a member of the Company’s Board of Directors, served as a Principal of CBV and as an officer of CRL until August 2009. As described in Note 8, Convertible Promissory Notes and Other Notes Payable, as of March 31, 2009, CBV has loaned the Company $170,000 under a credit facility and also holds 2006/2007 Notes with a face value of $812,368. During fiscal year 2007, the Company entered into a research and development arrangement with CRL related to the development of its lead drug candidate, AV-101, under which the Company incurred expenses of $429,167 and $567,582 for the fiscal years ended March 31, 2011 and 2010, respectively. In addition to the interest payable to CBV under the credit facility and 2006/2007 Notes, the Company also incurred interest on amounts payable to CRL for research and development services. The  interest expense recorded on the payables was $0 and $54,608 for the fiscal years ended March 31, 2011 and 2010, respectively. On October 30, 2009, the Company sold CBV approximately 750,000 shares of the Company’s common stock valued at $1.50 per share in exchange for the cancellation of $1,125,000 in amounts payable for research and development services rendered by CRL.  See Note 16, Subsequent Events.

Prior to his appointment as one of the Company’s officers and directors, in April 2003, the Company retained a consultant to provide legal and other consulting services. During the course of the consultancy, as payment for his services, the Company issued him warrants to purchase 55,898 shares of common stock at $0.80 per share and a 7% promissory note in the principal amount of $34,588. The unpaid balance of principal and accrued interest as of March 31, 2011 amounted to $35,999  (see Note 8, Convertible Promissory Notes and Other Notes Payable). Upon the approval by the Board of Directors, in December 2006, the Company accepted a full-recourse promissory note in the amount of $103,411 from the officer and director, who also extinguished a portion of the non-interest bearing note payable for deferred salary, in payment of the exercise price for options and warrants to purchase an aggregate of 126,389 shares of the Company’s common stock (see Note 9, Capital Stock). The note bears interest at a rate of 4.90% per annum and is due and payable no later than the earlier of (i) December 1, 2016 or (ii) ten days prior to the Company's becoming subject to the requirements of the U.S. Securities Exchange Act of 1934.  See Note 16, Subsequent Events.

In March 2007, the Company accepted a full recourse promissory note in the amount of $46,360 from an Officer and former Director in exchange for the exercise of 52,681 stock options. The note bears interest at a rate of 4.90% per annum and is due and payable no later than the earlier of (i) March 1, 2017 or (ii) ten days prior to the Company becoming subject to the requirements of the U.S. Securities Exchange Act of 1934.  See Note 16, Subsequent Events.

One of the Company’s former directors is a senior officer of an executive recruitment firm which the Company has periodically engaged to identify candidates for various senior management positions. From April 2000 through March 31, 2009, the Company paid the recruitment firm and affiliates thereof a total of $185,000 in the form of cash and shares of the Company’s preferred stock. In January 2000, the Company issued the former director 11,828 shares of Series A preferred stock in exchange for cancellation of $27,255 in indebtedness. In February 2001, the Company issued the recruitment firm 6,312 shares of Series B preferred stock in exchange for cancellation of $35,000 in indebtedness. The former director also holds a 2006/2007 Note with a principal balance of $25,000 and an associated warrant.

The Company previously engaged a current director, separately from his duties as a director, as a management consultant from July 1, 2000 through June 30, 2010 to provide strategic and other business advisory services. As payment for consulting services rendered through June 30, 2010, the director has been issued warrants and non-qualified options to purchase an aggregate of 250,815 shares of common stock, of which he has exercised warrants for 18,568 shares of common stock, and he has been issued a promissory note, the outstanding principal and accrued interest of which is $14,362 as of March 31, 2011. See Note 8, Convertible Promissory Notes and Other Notes Payable, for a summary of convertible promissory notes and other notes payable to related parties.

15.  Commitments, Contingencies, Guarantees and Indemnifications

From time to time, the Company may become involved in claims and other legal matters arising in the ordinary course of business. Management is not currently aware of any matters that will have a material adverse effect on the Company’s consolidated financial position, results of operations or its cash flows.

The Company indemnifies its officers and directors for certain events or occurrences while the officer or director is or was serving at the Company’s request in such capacity. The term of the indemnification period is for the officer’s or director’s lifetime. The Company will indemnify the officers or directors against any and all expenses incurred by the officers or directors because of their status as one of the Company’s directors or executive officers to the fullest extent permitted by California law. The Company has never incurred costs to defend lawsuits or settle claims related to these indemnification agreements.  The Company has a director and officer insurance policy which limits the Company's exposure and may enable it to recover a portion of any future amounts paid.  The Company believes the fair value of these indemnification agreements is minimal. Accordingly, there are no liabilities recorded for these agreements as of March 31, 2011 and 2010.

In the normal course of business, the Company provides indemnifications of varying scopes under agreements with other companies, typically clinical research organizations, investigators, clinical sites, suppliers and others.  Pursuant to these agreements, the Company generally indemnifies, holds harmless, and agrees to reimburse the indemnified parties for losses suffered or incurred by the indemnified parties in connection with the use or testing of the Company's product candidates or with any U.S. patents or any copyright or other intellectual property infringement claims by any third party with respect to the Company's product candidates.  The terms of these indemnification agreements are generally perpetual.  The potential future payments the Company could be required to make under these indemnification agreements is unlimited.  The Company maintains liability insurance coverage that limits its exposure.  The Company believes the fair value of these indemnification agreements is minimal.  Accordingly, the Company has not recorded any liabilities for these agreements as of March 31, 2011.

Leases

As of March 31, 2011 and 2010, the following assets are under capital lease obligations and included in property and equipment:

	March 31,
	2011	2010

Leased equipment	$120,683	$120,683
Accumulated amortization	(91,946)	(66,600)
Total leased equipment, net	$28,737	$54,083

Amortization expense for assets recorded under capital leases is included in depreciation expense.

Future minimum payments, by year and in the aggregate, required under capital leases are as follows:

Equipment
Capital
Fiscal Years Ended March 31,	Leases

2012	$32,530
2013	4,595
Future minimum lease payments	37,125
Less imputed interest included in minimum lease payments	2,467
Present value of minimum lease payments	34,658
Less current portion	30,141
$4,517

Total facility rent expense incurred by the Company for the fiscal years ended March 31, 2011 and 2010 was $151,580 and $154,756, respectively.

Long-term Debt Repayment

At March 31, 2011, future minimum principal payments related to long-term debt were as follows (in thousands):

Year	Amount

2012	$6,262,260	(1)
2013	4,417,893
2014	498,132
2015	511,074
2016	503,108
Thereafter	455,113
	$12,647,580

(1)	Of this amount, on May 11, 2011, principal of $1,837,368 of the 2006/2007 Notes and principal of $2,971,815 were converted into Units of VistaGen as described in Note 16, Subsequent Events.

16.  Subsequent Events

The following material events and transactions occurred after March 31, 2011.

Amendments to Sponsored Research Collaboration with University Health Network and Issuance of Common Stock

On December 15, 2010, the Company and UHN entered into second amended of UHN Agreement to (i) expand its scope to include induced pluripotent stem cell (“iPS Cell”) technology, (ii) extend the term of the UHN Agreement and the time during which the Company may exercise various options to fund additional research projects, and (iii) include an additional option to fund other research projects.  Under this second amendment, the Company agreed to issue to UHN 700,000 shares of common stock at a price per share of $1.50. These shares were issued in May 10, 2011.  On April 25, 2011, the Company and UHN entered into third Amendment of the UHN Agreement to (i) further expand the scope of the stem cell research and development project and the options to include therapeutic and cell therapy applications of iPS Cells and certain cells derived from iPS cells; (ii) create two additional options to fund research and development with respect to two Future Research Projects (iii) extend the date that the Company shall have to exercise the options and the Future Research Projects until April 30, 2012 and (iv) set forth a schedule of monthly sponsored research payments to be made by the Company to UHN.  Under this third amendment, the Company agreed to issue to UHN 100,000 shares of common stock at a price per share of $1.75. These shares were issued in May 10, 2011.  The scheduled monthly sponsored research payments was set at $50,000 per month beginning June 1, 2011 and ending on May 1, 2013.

Extension of Award Period for CIRM Award RT1-01012-1

Pursuant to Notice of Grant Award dated March 16, 2011 (the "NGA"), the Company was granted a 6-month extension of the award period for Grant No. RT1-01012-1 issued to the Company by the California Institute of Regenerative Medicine. Under terms of the NGA, the expiration date of the award period was extended to September 30, 2011, with all other terms and conditions given in the original Notice of Grant Award dated April 1, 2009, continuing in full force and effect.

Issuance of Long-Term Promissory Note and Cancellation of Amounts Payable

On April 29, 2011, the Company issued Desjardins Securities, Inc. (“Desjardins”) an unsecured promissory note with a principal amount of CDN $236,000 for the amounts payable in connection with investment banking services provided to the Company by Desjardins. The Note bears interest at 7.5% and will be due, along with all accrued but unpaid interest on the earliest of (i) June 30, 2014, (ii) the consummation of a Change of Control and (iii) the acceleration of the maturity date of the Note upon the occurrence of an Event of Default.  The Company will make payments of CDN $4,000 per month beginning May 31, 2011, increasing to CDN $6,000 per month on January 31, 2012. In addition, if, prior to June 30, 2012, the Company closes an equity financing or series of equity financings with aggregate proceeds of $5 million or more, then the Company shall make a payment of $39,600 to Desjardins within 10 business days of the closing of such transaction(s). Beginning on January 1, 2012, the Company shall also make payments equal to one-half percent (0.5%) of the net proceeds of all private or public equity financings closed during the term of this note. In connection with issuance of this note, the Company issued 39,600 shares of restricted common stock to Desjardins at a price of $1.75 per share.

On May 5, 2011, the Company issued McCarthy Tetrault LLP (“McCarthy”) an unsecured promissory note with a principal amount of CDN $502,797 for the amounts payable in connection with legal services provided to the Company by McCarthy. The Note bears interest at 7.5% and will be due, along with all accrued but unpaid interest on the earliest of (i) June 30, 2014, (ii) the consummation of a Change of Control and (iii) the acceleration of the maturity date of the Note upon the occurrence of an Event of Default.  The Company will make payments of CDN $10,000 per month beginning May 31, 2011, increasing to CDN $15,000 per month on January 31, 2012. In addition, if, prior to June 30, 2012, the Company closes an equity financing or series of equity financings with aggregate proceeds of $5 million or more, then the Company shall make a payment of $100,000 to McCarthy within 10 business days of the closing of such transaction(s). Beginning on January 1, 2012, the Company shall also make payments equal to one percent (1%) of the net proceeds of all private or public equity financings closed during the term of this note. In connection with issuance of this note, the Company issued 100,000 shares of restricted common stock to McCarthy at a price of $1.75 per share.

Amendments of Notes Payable

On May 5, 2011, the Company and Morrison & Foerster LLP entered into Amendment No. 1 to the Morrison & Foerster Note (“Amendment No. 1”).  Under this Amendment No. 1, the principal balance of the Note increased to $2,200,000 with an additional payment of $100,000 due within three business days of the date of the note, which amount has been paid. The Note bears interest at 7.5% and principal will be due, along with all accrued but unpaid interest on the earliest of (i) March 31, 2016, (ii) the consummation of a Change of Control and (iii) the acceleration of the maturity date of the Note upon the occurrence of an Event of Default. The Company will make payments of $10,000 per month until June 1, 2011 and thereafter will pay: $15,000 per month through March 31, 2012, $25,000 per month through March 31, 2013, and $50,000 per month through maturity.  In addition, the Company will make payments equal to five percent (5%) of the net proceeds of any equity financing closed during the term of this note until all outstanding principal and interest is paid in full.  If the Company prepays the entire amount due by December 31, 2012, however, the amount of such payment shall be reduced by ten percent (10%), up to a maximum of $100,000. In connection with Amendment No. 1, the Company issued 200,000 shares of restricted common stock to Morrison & Foerster at a price of $1.75 per share. In addition, the Company reduced the exercise price of the common stock warrants previously issued to Morrison & Foerster from $3.00 to $2.00 per share.

August 2010 Short-term Notes

In August of 2010, the Company issued short-term, non-interest bearing, unsecured promissory notes (the “August 2010 Short Term Notes”) having an aggregate principal amount, as adjusted, of $1,120,000, for a purchase price of $800,000.  In connection with the 2011 Private Placement, a total of $840,000 of the aggregate principal amount of the August 2010 Short Term Notes, plus a note cancellation premium of $94,500, were converted into Units, $105,000 of such amount was converted into a long-term note issued to Cato BioVentures, and $175,000 of such amount was not converted. The Company and the holder of the $175,000 note amended the note, whereby the Company paid $50,000 within three days of the closing of the 2011 Private Placement and, beginning on May 1, 2011, will make four payments of $5,000 per month, increasing to $11,125 per month for the remaining nine months of the agreement, plus a final payment on May 2, 2012 equal to any remaining balance.

Issuance of Long-Term Promissory Note and Cancellation of Note Payable to Cato BioVentures under line of credit and partial cancellation of August 2010 Short-Term Notes

In April 2011, all amounts owed by the Company to Cato Holding Company ("CHC") or its affiliates were consolidated into a single promissory note, in the principal amount of $352,273.  Additionally, CHC released certain security interests in the Company’s personal property.  The CHC Note bears interest at 7% per annum, compounded monthly.  The Company will make 6 monthly payments of $10,000 each beginning June 1, 2011; and thereafter will pay $12,500 monthly until the note is repaid in full.  The Company may prepay the outstanding balance under this Note in full or in part at any time during the term of this Note without penalty.

Issuance of common shares to prepay CRO services

On April 29, 2011, the Company agreed to issue 157,143 common shares at a price per share of $1.75 as prepayment for research and development services to be performed by CRL during 2011.

Issuance of stock options

On April 29, 2011, the Board of Directors granted 800,000 options to purchase the Company’s common stock with an exercise price of $1.75 per share to various employees and consultants of the Company, including several members of the Board of Directors.

Merger

On May 11, 2011, Excaliber Enterprises, Ltd. acquired all outstanding shares of VistaGen Therapeutics, Inc., for 6,836,452 shares of Excaliber's common stock.  These 6,836,452 shares represented approximately 90% of the outstanding shares of Excaliber's common stock after the Merger.  After the Merger:

●	VistaGen's management became the management of Excaliber,

●	Excaliber's directors approved a two-for-one (2:1) forward stock split of Excaliber's common stock, and

●	Excaliber changed its name to "VistaGen Therapeutics, Inc".

●	VistaGen, as the accounting acquirer, will record the Merger as the issuance of stock for the net monetary assets of Excaliber, accompanied by a recapitalization. This accounting will be identical to that resulting from a reverse merger, except that no goodwill or other intangible assets will be recorded.

2011 Private Placement

On May 11, 2011, VistaGen sold 2,216,106 Units in a private placement to accredited investors for aggregate offering proceeds of $3,878,197, including $2,369,194 in cash, a $500,000 short-term note receivable due on September 6, 2011, cancellation of $840,000 of short-term notes maturing on April 30, 2011, a note cancellation premium of $94,500, and cancellation of $74,503 of accounts payable for scientific and management consulting services.  The Units were sold for $1.75 per Unit and consisted of one share of VistaGen Common Stock and a three-year warrant to purchase one-fourth (1/4) of one share of VistaGen Common Stock at an exercise price of $2.50 per share.  Warrants to purchase a total of 554,013 shares of VistaGen common stock were issued to the purchasers of the Units.  Concurrently, VistaGen issued to its placement agent three-year warrants to purchase 114,285 shares of its common stock at $2.50 per share, and agreed to pay $200,000 in placement agent fees, $150,000 of which amount was paid on May 11, 2011.

Conversion of convertible promissory notes

On May 11, 2011, and concurrent with the Merger:

●	All 2006/2007 Notes, totaling $1,837,368 and accrued interest of $722,216 as of May 11, 2011, were converted into 1,462,606 Units of VistaGen (as described above, under 2011 Private Placement), and the associated contingently exercisable warrants, originally issued with the Notes, became exercisable for 1,049,897 shares of common stock at an exercise price of $1.75 per share.

●	All 2008/2010 Notes, totaling $2,971,815 and accrued interest of $643,394 as of May 11, 2011, were converted into 2,065,798 Units, and the associated contingently exercisable warrants, originally issued with the Notes, became exercisable for 848,998 shares of common stock at an exercise price of $2.62 per share.

Conversion of preferred stock

On May 11, 2011, concurrent with the Merger, VistaGen’s preferred shareholders converted all of their 2,884,655 VistaGen preferred shares into 2,884,655 shares of VistaGen common stock.

Amendment to Platinum Notes

On May 5, 2011, the Platinum Notes were amended and restated to i) extend the maturity date to June 30, 2012 from June 30, 2011, (ii) eliminate the cash payment option upon an automatic conversion of the Notes, (iii) modify the automatic conversion formula to include a third alternative under which shares issuable upon conversion would be determined by multiplying the outstanding principal and accrued but unpaid interest ("outstanding balance") by 1.25 and dividing by $1.75, (iv)  modify the voluntary conversion formula whereby shares issuable upon conversion would be determined by multiplying the outstanding balance by 125% and dividing by the lesser of a) $1.75, b) the price per share in any subsequent equity based financing, or c) the price per share assuming a $30 million valuation of the Company on a fully diluted basis.  In connection with the amendment to the Platinum Notes, the Company issued to the note holder a three-year warrant to purchase 825,474 shares of its common stock at an exercise price of $2.50 per share.  The warrant becomes exercisable upon the note holder’s conversion of the Notes, and is exercisable for one-fourth (1/4) of the number of shares issued in the conversion.

Notes Receivable from Sale of Stock to Related Parties

On May 11, 2011, upon completion of the Merger and the Company's becoming a public company, notes receivable from the sale of common stock to certain officers were cancelled, in accordance with their employment agreements, and recorded as compensation expense.